UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

TECHNITROL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Shareholders Meeting
May 20, 2009

     Our annual shareholders meeting will be on Wednesday, May 20, 2009, at 5 PM (EDST) in the Library Lounge (2nd Floor) of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:
1)	elect three directors for a three-year term;

2)	consider and vote upon the proposal to amend our articles of incorporation to authorize the board of directors to create and issue one or more series of capital stock; and

3)	transact any other business brought before the meeting.
     If you were a shareholder on March 3, 2009, you may vote at the meeting.

By order of the board of directors, Drew A. Moyer Secretary
Trevose, Pennsylvania
April 9, 2009
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2009.
     Our Proxy Statement and 2008 Annual Report are available on our Web site at http://www.technitrol.com/investors/proxymaterials.htm.
Please Vote — Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

DISCUSSION OF MATTERS FOR VOTING
PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK
STOCK OWNED BY DIRECTORS AND OFFICERS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
EXECUTIVE EMPLOYMENT ARRANGEMENTS
DIRECTOR COMPENSATION
SHAREHOLDER PROPOSALS
AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

1210 Northbrook Drive
Suite 470
Trevose, PA 19053
215-942-8400

Proxy Statement
Annual Shareholders Meeting
Wednesday, May 20, 2009

Introduction

          This proxy statement is distributed on behalf of our board of directors. We are sending it to you to solicit proxies for voting at our 2009 annual meeting. The meeting will be held in the Library Lounge of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 20, 2009, at 5 PM (EDST). If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by April 9, 2009 to our shareholders of record as of March 3, 2009. Our annual report includes our financial statements for 2008 and 2007.
     The following section includes answers to questions that are frequently asked about the voting process.
     Q: How many votes can I cast?
     A: Holders of common stock as of March 3, 2009 are entitled to one vote per share on all items considered at the annual meeting except in the election of directors, which is by cumulative voting.
     Q: What is cumulative voting?
     A: For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.
     Q: How do I vote?
     A: There are two methods. You may attend the meeting and vote in person or you may complete and mail the proxy card.

     Q: What vote is necessary for action?
     A: In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Approval of all other matters requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.
     Q: How will the proxies be voted?
     A: Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the nominated directors and for the proposed amendment to our articles of incorporation. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.
     Q: What is a quorum?
     A: The holders of a majority of our outstanding shares, present in person or by proxy, represent a quorum. Abstentions are counted as present for establishing a quorum so long as the shareholder has executed a valid proxy or is physically present at the meeting. Broker non-votes are counted as present for establishing a quorum for all matters to be voted upon so long as the broker votes on behalf of a shareholder for any matter other than a procedural issue.
     Q: What is the impact of broker non-votes and abstentions?
     A: Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item, a “broker non-vote” occurs. An uncontested director election is considered a routine matter for which brokers typically have discretionary authority to vote shares held by account holders. Abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors because only the number of votes cast for each candidate is relevant. Similarly, abstentions and broker non-votes will have no effect on the outcome of the vote for the proposed amendment to our articles of incorporation because only a majority of our shares represented in person or by proxy at the annual meeting are required to approve that proposal. We believe that the proposed amendment to our articles of incorporation is a non-routine matter for which brokers will not have discretionary authority. Accordingly, if an account holder does not provide its broker with voting instructions on this proposal, a broker non-vote will occur.
     Q: How many shares are outstanding?
     A: There are 40,982,941 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 3, 2009. There are no other classes of stock outstanding and entitled to vote.

     Q: Who pays for soliciting the proxies?
     A: Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, over the Internet, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.
DISCUSSION OF MATTERS FOR VOTING
Item 1 — Election of Directors
     There are three classes of directors on the board of directors. The only difference between each class is when they were elected.
•	C. Mark Melliar-Smith and Howard C. Deck are Class I directors whose terms expire in 2011.

•	Alan E. Barton, John E. Burrows, Jr., and James M. Papada, III, are Class II directors whose terms expire in 2009. Messrs. Barton, Burrows and Papada were nominated for election at this meeting. If elected, their terms will expire in 2012. They were recommended to the board by its governance committee on January 21, 2009.

•	David H. Hofmann and Edward M. Mazze are Class III directors whose terms expire in 2010.
     Votes on proxy cards will be cast for Messrs. Barton, Burrows, and Papada unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Barton, Burrows and Papada are current directors and we do not expect that any of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of any of them.
     The board of directors recommends that you elect Alan E. Barton, John E. Burrows, Jr., and James M. Papada, III for a term of three years.
Item 2 —Amend Articles of Incorporation to Authorize the Board of Directors to Create and Issue One or More Series of Capital Stock
     Our articles of incorporation, as currently in effect, provide that we are authorized to issue up to 175,000,000 shares of common stock with a par value of $.125 per share (“Common Stock”). At March 3, 2009, we had 40,982,941 shares of Common Stock issued and outstanding. Our articles of incorporation do not currently authorize the issuance of shares other than Common Stock.
     On March 15, 2009, our board of directors approved an amendment to Article Fifth of our articles of incorporation to authorize the issuance of one or more separate classes or series of stock, including, without limitation, preferred stock (the “Stock Amendment”). Article Fifth would be amended to provide that, unless otherwise designated by the board, the authorized capital stock of the Company will consist of 175,000,000 shares, which would be designated as Common Stock. The board would have full authority, from time to time, to designate any of the authorized but unissued shares into one or more classes or series of stock, with such rights, privileges and preferences as the board may set at the time of such designation. Prior to such designation and issuance, however, the board is required to make a determination in the exercise of its business judgment that the primary purpose of such designation is to raise capital for a proper business purpose and not for a take-over defense or anti-takeover measure. The current number of shares of authorized stock is not affected by the Stock Amendment. The full text of the Stock Amendment is attached as Appendix A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Appendix A. Shareholders are being asked to approve the Stock Amendment at the Annual Meeting. If approved, the Stock Amendment will be effective upon the filing of the amendment to the articles of incorporation with the Department of State of the Commonwealth of Pennsylvania after the Annual Meeting.
     The ability to designate and issue different classes of stock is authorized under Sections 1306(a), 1521 and 1522 of the Pennsylvania Business Corporation Law (the “BCL”). These Sections allow a corporation by a provision of its articles of incorporation to have more than one class or series of stock and to vest authority in its board of directors to prescribe the number of each class or series of stock and the voting powers, designations, preferences, limitations, and special rights of each class or series of stock.
     The board’s primary objective for the Stock Amendment is to provide maximum flexibility with respect to future financing transactions, including taking advantage of future opportunities to augment our capital in ways other than issuing Common Stock, which opportunities may only be available during certain periods of time. The Company believes that the Stock Amendment will enhance its ability to promptly respond to any of these opportunities. The Stock Amendment gives the corporation authority to designate any of our authorized but unissued stock into one or more classes or series of stock. The Stock Amendment authorizes our board to issue preferred stock, which is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dissolution preferences, dividend preferences, conversion and exchange privileges, voting rights and other rights not traditionally found in common stock. These types of stock are generally referred to as “preferred stock”.
     We presently lack the authority to issue any class or series of stock, other than Common Stock, and we believe this could be a competitive disadvantage for us, especially given the current financial and credit environment where it may be difficult, if not impossible, to raise needed capital by the issuance of debt or common stock. By giving discretion to the board to designate any of our authorized but unissued shares into one or more separate classes or series, including preferred stock, we would increase our flexibility to structure transactions and potentially eliminate debt. The Stock Amendment specifically requires that the board must, prior to the designation and issuance of any class or series of stock (other than Common Stock), determine in the exercise of its business judgment that the primary purpose of such designation and issuance is to raise capital for a proper business purpose and not for a takeover defense or other anti-takeover measure.
     If the Stock Amendment is approved, the board would have discretion to establish one or more series or classes of stock, including preferred stock, from the authorized but unissued shares and would have the discretion to set the terms of the series or class, including establishing the number of shares constituting the series or class, the dividend rights, voting rights, conversion or exchange rights, redemption rights, sinking fund provisions, and rights in the event of voluntary or involuntary liquidation or dissolution. The holders of our Common Stock would have no further right to approve the terms of any such class or series, except to the extent provided by law.
     The effect of the Stock Amendment cannot be predicted until the board sets the rights of any series or class of stock. The rights of any new series or class of stock may be senior to the Common Stock and could, among other things, reduce the amount of distributions payable upon liquidation to holders of Common Stock, restrict the payments of dividends, dilute the voting power of the Common Stock and/or restrict the repurchase of Common Stock, including while there is any arrearage in the payment of dividends on any other series or class of stock. In addition, separate classes of capital stock, particularly preferred stock, may have separate class voting rights on matters such as the authorization or issuance of other senior classes, mergers or acquisitions, and other matters to the extent such matters would adversely affect the rights of the class.
     While the Stock Amendment would provide desired flexibility in connection with possible acquisitions, financings and other capital-related transactions, the Stock Amendment may have the effect of discouraging, delaying or preventing a change in control of the Company. Any issuances of capital stock by the Company could dilute the voting power of a person attempting to acquire control of the Company or increase the cost of acquiring the Company. However, the Stock Amendment specifically provides that prior to designating and issuing any series or class of stock (other than Common Stock) the board by majority vote must determine in the exercise of its business judgment that the primary purpose of the designation and issuance of such series or class of stock is to raise capital necessary for a proper business purpose and not for a takeover defense or anti-takeover measure.1
     We currently have no plan or agreement involving the creation of a separate series or class of stock.
     The board of directors recommends that you approve the proposed Stock Amendment to the articles of incorporation to authorize the board of directors to create and issue one or more series of capital stock.
Item 3 — Other Business
     The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, the enclosed proxy confers discretionary authority with respect to those matters.
PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK
     The following table describes persons we know to have beneficial ownership of more than 5% of

[1]	Certain existing provisions of the Company’s articles of incorporation also may be viewed as having anti-takeover effects. Under the articles of incorporation, the Company’s board of directors is divided in three groups with approximately one-third of the members elected each year. This provision of the articles of incorporation may only be amended by the affirmative vote of the holders of at least 75% of the outstanding shares of all classes of capital stock entitled to vote thereon. Also, shareholders may only remove directors without cause upon the affirmative vote of the holders of at least 75% of the outstanding shares of all classes of capital stock entitled to vote thereon. In addition, the affirmative vote of 75% of the voting power is required to approve certain business transactions (such as mergers, or dispositions of substantially all of the assets) with certain 5% holders.

The Company also has a shareholders rights plan that is triggered if any person or group of persons acquires 15% of Company’s outstanding shares. Because the shareholders rights plan may make it uneconomical for a third party to acquire the Company without negotiating directly with the Company’s board of directors, the shareholders rights plan may also be viewed as having an anti-takeover effect. In light of the shareholders rights plan, which has been in effect since 1996 and is currently set to expire in September 2010, the Company does not believe the Stock Amendment materially increases the Company’s anti-takeover defenses.

our common stock at March 4, 2009. Our knowledge is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address	Amount and Nature	Percent
of Beneficial Owner	of Beneficial Ownership	of Class

Bruce A. Karsh 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071	3,250,000 (1)	7.93%

Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	2,825,340 (2)	6.89%

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,774,935 (3)	6.77%

(1)	Of the 3,250,000 shares reported as beneficially owned by Bruce A. Karsh, he has sole voting power and sole dispositive power over 2,900,000 shares and shared voting power and shared dispositive power over 350,000 shares. The information regarding Bruce A. Karsh is based on a Schedule 13G filed on March 4, 2009.

(2)	Of the aggregate 2,825,340 shares reported as beneficially owned by Barclays Global Investors and its related entities, Barclays Global Investors and its related entities have sole power to vote or to direct the vote of 2,177,171 shares and sole power to dispose or to direct the disposition of 2,825,340 shares. The information provided for Barclays Global Investors and its related entities is based on a Schedule 13G filed on February 5, 2009.

(3)	Of the 2,774,935 shares reported as beneficially owned by Royce & Associates, it has both sole voting power and sole dispositive power over all 2,774,935 shares. The information provided for Royce & Associates is based on a Schedule 13G/A filed on January 30, 2009.

STOCK OWNED BY DIRECTORS AND OFFICERS
     The following table describes the beneficial ownership of common stock by each of our named executive officers, each of our directors, and our executive officers and directors as a group, at March 3, 2009:

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class
Alan E. Barton	21,790	(2)	*
Alan H. Benjamin	39,291	(3)	*
John E. Burrows, Jr.	24,983	(2)	*
Howard C. Deck	0		*
David H. Hofmann	12,711	(2)	*
Edward M. Mazze	24,103	(2)	*
C. Mark Melliar-Smith	17,233	(2)	*
Drew A. Moyer	44,378	(4)	*
James M. Papada, III	263,219	(4)	*
Directors and executive officers as a group (9 people)	447,708		1.17%

*	Less than one percent (1%).

(1)	Includes shares with restrictions and forfeiture risks under our restricted stock plan. Owners of restricted stock have the same voting and dividend rights as our other shareholders except that they do not have the right to sell or transfer the shares until the applicable “restricted period” has ended. See “Compensation Discussion and Analysis — Long-Term Equity Incentives”.

(2)	All shares are directly owned by the officer or director.

(3)	Includes shares directly owned and shares owned by a trust of which Mr. Benjamin is a trustee.

(4)	Includes shares directly owned and shares owned jointly with spouse.

DIRECTORS AND EXECUTIVE OFFICERS
Identification and Business Experience
     The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name	Age	Position

Alan E. Barton	53	Director
Alan H. Benjamin	49	Senior Vice President
John E. Burrows, Jr.	61	Director
Howard C. Deck	52	Director
David H. Hofmann	71	Director
Edward M. Mazze	68	Director
C. Mark Melliar-Smith	63	Director
Drew A. Moyer	44	Senior Vice President and Chief Financial Officer
James M. Papada, III	60	Chairman of the Board and Chief Executive Officer
     There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.
     Alan E. Barton is Chief Executive Officer of Lehigh Technologies, a late stage venture company, based in Atlanta, GA. Until October 2008 he was Executive Vice President of Rohm and Haas Company and responsible for the company’s operations, procurement and EHS and Regional Director for the Americas. He was elected a vice president of Rohm and Haas in 1999 and named to the company’s Executive Council in 2001. He has served as a director of Technitrol since January 1, 2004.
     Alan H. Benjamin has served as our Senior Vice President since May 2008 and as President of our subsidiary Pulse Engineering, Inc. since March 2008. He was chief operating officer of Pulse from January 2007 until March 2008, Senior Vice President of Pulse from 2005 until 2007, and Vice President from 1998 until 2005. Prior to joining Pulse, Mr. Benjamin worked in various marketing, sales and engineering positions for Hewlett-Packard and Pacific Data Products. He holds a Bachelor of Science degree in Electrical Engineering from Duke University and is a graduate of Harvard’s Advanced Management Program.
     John E. Burrows, Jr. is an Operating Partner with the venture capital firm, Element Partners of Radnor, PA and CEO of one of Element’s portfolio companies, Energex, Inc. From 1995 to 2007, he was the President and CEO of SPI Holding Co., a global producer of specialty chemicals and drug delivery systems. He is also a director of Vyteris, Inc., a producer of novel drug delivery systems and Kingsbury, Inc., a manufacturing company. Mr. Burrows has served as a director of Technitrol since 1994.
     Howard C. Deck is a private investor. From 2004 until 2009 he was President of CertainTeed Corporation Insulation Group (a unit of Paris-based Compagnie de Saint-Gobain), a manufacturer of fiber glass insulation products. During his 15 years at Saint-Gobain, he also headed the company’s Precision Abrasives business in North America, and was President of its worldwide Superabrasives and

Composite Materials businesses. He has served as a director of Technitrol since October, 2008.
     David H. Hofmann is part equity owner of the Bryce Company, LLC, a privately held consumer packaging concern. He was the President of the Bryce Company, LLC from January 2000 until his retirement in January 2005. From July 1997 through December 1999, Mr. Hofmann worked as a consultant to the consumer packaging industry. He has served as a director of Technitrol since 2000.
     Dr. Edward M. Mazze is Distinguished University Professor of Business Administration at the University of Rhode Island. He was the Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island from 1998 to 2006. Dr. Mazze is a member of the Board of Directors of Washington Trust Bancorp, Inc., the Barrett Growth Fund and Ocean State Business Development Authority. He has served as a director of Technitrol since 1985.
     C. Mark Melliar-Smith is the President of Multi-Strategies Consulting, a consulting and investment company located in Austin, Texas, which specializes in early stage start-up companies in the high technology sector. He is also the Chief Executive Officer of Molecular Imprints, which manufactures semiconductor process equipment. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm. From 1997 through 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. Mr. Melliar-Smith also serves as a director of Power One Inc., Molecular Imprints, Inc., and Metrosol, Inc. Mr. Melliar-Smith has served as a director of Technitrol since January 2002.
     Drew A. Moyer has served as our Senior Vice President and Chief Financial Officer since August 2004. He was Vice President from May 2002 until August 2004; our Secretary from January 1997 until August 2004 and May 2008 through the present time; and our Corporate Controller and Chief Accounting Officer from May 1995 until August 2004. Mr. Moyer joined us in 1989 and was previously employed by Ernst & Young LLP. He is a Certified Public Accountant.
     James M. Papada, III, has served as our Chairman of the Board since January 1996, and our Chief Executive Officer since January 1999. He has been a director of Technitrol since 1983. Before joining us, he was a partner in the law firm of Stradley Ronon Stevens & Young LLP from 1987 through June 1999.
CORPORATE GOVERNANCE
Corporate Governance Guidelines and Statement of Principles Policy
     Our Corporate Governance Guidelines and our Statement of Principles Policy are available on our website: www.technitrol.com. The Corporate Governance Guidelines and Statement of Principles Policy are also available in print to any shareholder who requests them. Our Statement of Principles Policy is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.
Independent Directors
     Our Corporate Governance Guidelines provide that all of the directors of the company, other than our CEO, must be independent. Therefore, the only employee of the company who may serve on the board at any time is the CEO. All other directors must at all times meet the test of independence. In determining the independence of our directors, our board has adopted the NYSE’s tests for independence as provided in the NYSE listing standards. Our board has determined that (with the exception of Mr. Papada) none of our directors has any material relationship with Technitrol and all are independent within the NYSE’s definition. Mr. Papada is not independent because he is our Chief Executive Officer.
Board Stock Ownership
     We have adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize Technitrol’s value to you as shareholders. These policies include:
(1)	the establishment of a board comprised exclusively of non-employee independent (under both SEC and NYSE rules) directors, except for the Chief Executive Officer, and

(2)	the requirement that all directors purchase not less than $150,000 of our common stock (based on cost at the time of purchase or award). Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $150,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.
Certain Relationships and Related Transactions
     Under our Statement of Principles (which we refer to as our SOP) conflicts of interest and/or self-dealing between any employee and the company are prohibited. Therefore, no employee may have a financial interest (as defined in our SOP) in any transaction in which the company is involved. In addition, no employee may retain for him or herself an opportunity that is available to the company. Any such financial interest must be disclosed to the Ethics Officer and any conflict of interest, self-dealing or corporate opportunity (as defined in our SOP) involving an employee must be disclosed to our Chief Executive Officer who will, in turn, bring this matter to the attention of the audit committee of our board of directors. A conflict of interest, or self-dealing or personal use of a corporate opportunity may be waived only by our board of directors and any such waiver will be promptly disclosed to our shareholders.
Compensation Committee Interlocks and Insider Participation
     John E. Burrows, Alan E. Barton and David H. Hofmann served as members of the compensation committee during the fiscal year 2008. None of the members of the compensation committee has ever served as an officer or employee of Technitrol or any of its subsidiaries.
Board Meetings
     The board held six meetings in 2008, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member during the periods that he served.
Executive Sessions
     Our Corporate Governance Guidelines provide that at each meeting of the board of directors, time will be set aside for the independent directors to meet separately from management. John E. Burrows, Jr. is the presiding director at all executive sessions of non-management directors.
Communications with the Board
     The board of directors has implemented a process for shareholders and interested parties to send written, oral or e-mail communications to the non-management directors or the audit committee of the board in an anonymous fashion. This process is further described on our website: www.technitrol.com.
Director Attendance at Annual Meetings
     While we do not have a formal policy regarding attendance by members of the board at our annual meeting, we have always strongly encouraged our directors to attend our annual meeting and will continue to do so. In 2008, all of our directors attended our annual meeting of shareholders. It is customary at our annual meetings that the chairman of each board committee makes a presentation to shareholders regarding the committee’s work in the last year and goals for the present year and answer questions from shareholders.
Committees
     Our board of directors has three standing committees: audit, compensation and governance. The board has determined that each director who serves on these committees is independent, as that term is defined in applicable NYSE listing standards and SEC rules. The current members of each committee are:

Audit	Compensation	Governance
C. Mark Melliar-Smith, Chairman	John E. Burrows, Jr., Chairman	Alan E. Barton, Chairman
David H. Hofmann	Alan E. Barton	Howard C. Deck
Edward M. Mazze	David H. Hofmann	Edward M. Mazze
     The responsibilities of each committee are set forth in its respective written charter. The written charters of each committee as approved by our board of directors are available in print to any shareholder who requests them and may be found on our website: www.technitrol.com. The material responsibilities of each committee are summarized below.
     Compensation Committee
     The compensation committee:
•	manages the formal process by which the board determines our Chief Executive Officer’s annual and long-term equity compensation.

•	determines the salary and short term incentive compensation of our Chief Executive Officer and submits the recommended amounts and determination criteria to the board for approval.

•	prepares and distributes to the board, a “tally sheet” including all elements of CEO compensation and benefits for the current year as well as two previous years.

•	evaluates all components of executive officer compensation to ensure they are competitive, are aligned with our objectives and are properly structured to recruit, retain, incentivize and reward performance.

•	approves new executive compensation plans and recommends action to board.

•	approves any changes in executive compensation plans, policies, metrics and standards.

•	reviews payouts and distribution of all cash and equity-based compensation plans for executives in the short term incentive compensation plan.

•	determines the fees of independent directors and submits recommendations to the full board for approval.

•	for key executives, other than our Chief Executive Officer, evaluates and ensures that management development and succession plans, programs and processes are in place.

•	retains and terminates such compensation consultants or other outside advisors as it deems necessary or appropriate for the purpose of assisting the committee in the evaluation of director, CEO or senior executive compensation.

•	oversees the preparation of the Compensation Discussion and Analysis included in our annual proxy statement.

•	establishes annual goals and objectives for the committee and performs an annual self-evaluation of the performance of the committee.
     During 2008, the compensation committee held two meetings.
     Governance Committee
     The governance committee:
•	develops, with the board, the annual board objectives and ensures that each board committee has annual objectives.

•	conducts an annual review, with full board input, of performance against the board objectives and ensures that each board committee reports its performance to the board.

•	conducts the annual director self evaluation process.

•	identifies and recommends to the board qualified individuals to serve as directors. The governance committee has the authority to engage, as needed, search firms and to approve fees and terms as appropriate.

•	recommends nominees to the shareholders, consistent with our bylaws, for election as directors.

•	recommends an appropriate on-boarding process for new directors and recommends appropriate opportunities for director continuing education.

•	periodically reviews, with the Chairman, the meeting frequency, structure and membership of the board and board committees.

•	facilitates full board involvement in Chief Executive Officer and key executive succession by developing and managing the process.

•	considers and reports to the board on emerging and relevant issues and trends in corporate governance and makes recommendations as appropriate.

•	periodically reviews, with the Chairman, our governance guidelines and policies to ensure they meet our needs and are compliant with all material regulations.
     During 2008, the governance committee held five meetings.
     The governance committee selects nominees to the board whom it believes have skills, background and experience that can be of assistance to management in operating our business. The committee believes that members of the board should have experience sets and skills largely complementary to one another. In filling board openings, the committee has typically, but not always, engaged an independent search firm to assist in identifying candidates with the requisite skills required of a board member in general as well as any specific skills believed to be required of an individual given the company’s strategic plans for the foreseeable future.
     The committee, together with the board, is responsible for evaluating board performance. The board conducts a formal evaluation of its performance and goals attainment once a year, typically at a meeting in December devoted to that purpose. The governance committee determines the process for this evaluation.
     The committee’s policy is to not consider nominees recommended by shareholders. However, a shareholder may nominate persons to serve as directors at the annual meeting.
     Audit Committee
     The audit committee:
•	reviews the financial reporting process to ensure the integrity of the company’s financial statements, including, without limitation, review of the company’s Annual Report on Form10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

•	evaluates the independent auditor’s qualifications and independence.

•	evaluates the performance of the company’s internal audit function and independent auditors.

•	assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment.

•	reviews the processes to monitor compliance with laws and regulations and our Statement of Principles.
     The committee has separate regularly scheduled executive sessions with our independent auditors, senior management and our company’s Director of Internal Audit. During 2008, the audit committee held five meetings.
     Our board has determined that each member of the audit committee is financially literate, as defined by the NYSE listing standards. This conclusion is based upon each of their backgrounds and experience. In addition, the board has determined that C. Mark Melliar-Smith, Chairman of the audit committee, has accounting or related financial management expertise, as defined by the NYSE listing standards. However, based upon the board’s admittedly conservative interpretation of Item 401(h) of Regulation S-K, the board has also determined that no member of the audit committee meets the literal definition of an “audit committee financial expert”. While there is no official guidance on the appropriate interpretation of Item 401(h), our board interprets it to be more restrictive than its counterpart definition in the NYSE listing standards. Viewing the definition contained in Item 401(h) in its narrowest sense and keeping in mind the ever changing and more complex public company accounting rules, the board believes that its requirements can be satisfied only by someone who (1) is a certified public accountant and (2) maintains a broad and deep everyday current working knowledge of, and contemporaneous experience in, the application of current accounting literature and practice to a business of the type and complexity of that of Technitrol. Therefore, while the board fully endorses the effectiveness of our audit committee, we conclude that its membership does not include an “audit committee financial expert” within our understanding of the most conservative view of the meaning of Item 401(h) of Regulation S-K. The board has determined that by satisfying the requirements of the NYSE listing standards with a member of the audit committee that has “financial management expertise”, and taking into account the background and experience of the other members of the audit committee, our audit committee has the financial expertise necessary to effectively fulfill the duties and the obligations of the audit committee. Moreover, our board does not believe that adding a person to our board solely for the purpose of having someone who meets the SEC definition of a “financial expert” would provide significant value to our shareholders. The board will continue to review this conclusion periodically.
Audit Committee Report
     Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of our financial statements and issuing reports and opinions on the financial statements. The audit committee’s responsibility is to assist the board of directors in its oversight of our financial statements.
     The audit committee provided oversight on the progress and results of the testing of the internal control over financial reporting. The audit committee also reviewed with management and the independent auditors the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting and our process for legal and regulatory compliance.
     In fulfilling the above responsibilities, the audit committee of the board of directors has:

     1. reviewed and discussed the audited financial statements for the fiscal year ended December 26, 2008 with our management;
     2. discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as the same was in effect on the date of our financial statements;
     3. received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, as the same were in effect on the date of our financial statements; and
     4. discussed with our independent auditors their independence.
     Based on the review and discussions referred to in the items above, the audit committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 26, 2008 be included in Technitrol’s Annual Report on Form 10-K for the fiscal year ended December 26, 2008.

Members of the Audit Committee C. Mark Melliar-Smith, Chairman David H. Hofmann Edward M. Mazze

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy, policies and practices with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the other individuals named in the “Summary Compensation Table” below, who are collectively referred to as the NEOs.
     The principal elements of our executive compensation program are base salary, cash incentives (which are earned and paid, if at all semi-annually), long-term equity incentives in the form of restricted stock, retirement benefits, severance benefits, certain perquisites and other benefits that are generally available to all of our salaried employees. We place significant, though not exclusive, emphasis on “pay-for-performance” programs that we believe align the interests of our executives with those of our shareholders.
     The compensation committee of our board of directors (which we refer to as the Committee for purposes of this CD&A) is comprised entirely of independent directors and is responsible for establishing and administering our executive compensation policies and practices.
Objectives of Our Executive Compensation Program
     We intend to achieve the following objectives with our executive compensation program:
•	attract and retain talented and experienced executives;

•	motivate and reward executives whose performance is important to our continued growth, profitability and success;

•	align the interests of our NEOs and shareholders by motivating NEOs to accomplish objectives which the Committee believes will increase shareholder value;

•	provide a competitive compensation package which is heavily weighted towards pay-for-performance;

•	motivate NEOs to work collectively;

•	making our short term cash incentives entirely dependent on performance (executives receive nothing if approved financial goals are not entirely met) and self-funding; and

•	compensate our NEOs for managing our business to meet our long-term objectives.
Design of Our Executive Compensation Program
     Our executive compensation program is designed to reward performance. Our short term cash incentive program is structured so that payouts are dependent entirely on the level of achievement against planned financial metrics (generally, net operating profit, economic profit and earnings per share) which are approved by our board of directors semi-annually. In addition to rewarding performance (current performance in the case of the CEO and past-performance in the case of the other NEOs), our long-term equity incentives are also designed to encourage continued future service. Our mix of short-term and long-term compensation is designed to promote a balance between the short-term and long-term goals of the company.

Elements of Compensation
     Our compensation program for NEOs consists of base salary, cash incentives which are earned/paid (if at all) semi-annually, long-term equity incentives in the form of restricted stock, retirement benefits, severance benefits and certain perquisites (as well as other benefits that are generally available to all of our salaried employees).
     The Committee determines each element of compensation for each of the NEOs (other than the CEO whose compensation must be approved by our board of directors), after taking into consideration recommendations from our CEO. Our CEO regularly attends Committee meetings and plays a significant role in the determination of each element of incentive compensation for the NEOs.
     We generally compare our executives’ base salary and incentive compensation bi-annually against data derived from purchased compensation studies, surveys and databases. In individualized cases, the Committee may look at survey data with respect to an element of compensation for an NEO position standing alone. This might relate to a promotion, an increase in duties or a perceived discrepancy between a current salary and a market rate. These comparisons are used as one factor in the determination of compensation. We believe data of this type is most useful in evaluating base salary as the data is usually extracted directly from proxy statements. However, we do not view such data as inherently reliable for cash incentive compensation given the infinite variety of incentive compensation plans in use and the paucity of data regarding reasons for incentive payouts. We expect that we will continue to purchase such studies, surveys and databases in the future on an as needed basis. The compensation data we have purchased in the past was compiled from similarly sized publicly traded companies in the electronics and electrical industries.
     We view the components of our executive compensation as related but distinct. Although we review total compensation for each NEO, we do not believe that compensation derived from one component should negate, reduce or increase compensation from other components. Accordingly, we do not establish a target for “total compensation” or any single element of compensation for our NEOs. We determine the appropriate level annually for each component of compensation based on a number of factors, including the compensation studies, survey and database information that we periodically purchase, our own subjective view of internal equity and consistency, our personal external experiences in compensation matters, executive turnover, external market factors, individual performance, levels of responsibility, expected future contributions from each executive, expected and actual company performance, the competitive environment for NEOs and, above all, “affordability”; that is, notwithstanding everything, what can the company afford to pay on a reasonably foreseeable consistent basis. Our Committee’s activities in this area are generally ad hoc and there are no formally established compensation bands or specific allocations to types or amounts of incentive compensation, including allocations between long-term and currently paid-out compensation, cash and non-cash compensation or among different forms of compensation. The key determinant to cash incentive compensation is the performance of the company in the most recent semi-annual period for which cash incentive compensation is being determined and, given the return we believe is appropriate for our shareholders, how much cash incentive compensation we can afford to pay for that particular semi-annual period.
     The key determinants to equity incentive compensation are the overall number of shares which the company can afford to issue in any period, the past performance of the company and the NEOs and the degree to which we believe that we must incentivize NEOs to remain with the company over the next several years.

     In addition to the foregoing, in reviewing the CEO’s compensation, the board of directors also reviews a bi-annual tally sheet which sets forth (i) his cash compensation, equity compensation and total compensation for each of the three preceding fiscal years, (ii) other benefits received in the last two years, (iii) his annual benefit upon retirement, including the Supplemental Retirement Plan, 401(k) Plan and Supplemental Savings Plan, (iv) the then value of all of the shares of restricted stock awarded to him since the beginning of his employment, and (v) his total benefit or payout in the event of a termination without cause, resignation for good reason or a change in control.
Base Salary
     We review base salaries for our CEO and the other NEOs annually (in April) to determine if a change is appropriate (changes are effective in July). We also review base salaries upon a promotion or other change in job responsibility or circumstances. While we do not formally establish our base salaries based on external data, we periodically acquire compensation data (as described above) and utilize such information in our annual review of base salaries for our executives. We also review generally available data on base salary percentage increases projected for various industries based on inflation data and expected industrial sector performance. We strive to set base salaries at or near the market median (50th percentile) of companies approximately our size in revenue and market category based on the compensation data we review. Variations of such target level often occur as dictated by the experience level of the individual, market and numerous other factors. For 2008, actual base salary awarded was at or near the targeted percentile. The benchmark used is base salary with respect to the United States national average for the electronic coils and transformers industry for companies ranging in revenue size from $500 million to $1.5 billion. Data reviewed in 2008 for setting base salary did not indentify the names of the component companies included in the survey.
     In connection with determining Mr. Papada’s base salary increase in 2008, the Committee reviewed the above referenced compensation data. Reviewing the data, and taking into account the Committee’s evaluation of our CEO’s performance from mid-2007 to mid-2008, the Committee decided that a raise was necessary to place him in the 50th percentile of CEO’s similarly situated. Based on the foregoing, the Committee recommended to the board that Mr. Papada’s base salary be increased by 4%. The board approved the increased base salary, effective July 2008, the same date on which all other salary increases in the company became effective.
     In reviewing the base salary of Mr. Benjamin, the Committee considered compensation data received in 2008 as well as Mr. Benjamin’s increased responsibilities as both our Senior Vice President and as the President of our subsidiary Pulse Engineering, Inc. This data indicated that Mr. Benjamin was significantly under compensated given his overall responsibilities. Based on the foregoing, the Committee approved increasing Mr. Benjamin’s base salary from $288,400 to $350,000, representing a 21% increase, effective April 1, 2008.
     The Committee also reviewed the base salaries of Mr. Moyer and Mr. Prajzner. The compensation data reviewed by the Committee indicated that these individuals were under compensated given their overall responsibilities. Accordingly, the Committee determined that base salary increases of 3% were necessary to maintain competitive base salaries for them. The increases became effective July 1, 2008.
     The base salaries paid to our named executive officers in 2008 are set forth below in the “Summary Compensation Table”. We believe that the base salary paid to each of our named executive officers during 2008 achieves our executive compensation objectives.

Semi-Annual Cash Incentives
     Consistent with our emphasis on pay-for-performance, we established a Short-Term Incentive Plan (which we refer to as the STIP) in 1999, which has been modified from time to time. Our board of directors approves modifications to the STIP after discussion with management, sometimes accepting management’s suggestions in whole or in part and sometimes not. The STIP is important to motivate and reward our executives for achieving annual operating results that help create value for our shareholders.
     Under the STIP, certain senior executives as named from time to time by the Committee are eligible to receive cash awards semi-annually based upon the performance of their respective business units’ (or in the case of our CEO, CFO and Chief Accounting Officer, the company’s) financial targets as established by the board of directors. In 2008, each of the NEOs participated in the STIP. The financial targets may include any one or more of the following: economic profit, net operating profit and earnings per share. Economic profit reflects the after tax operating income of the business less the imputed cost of capital of that business. Earnings per share reflect our net after-tax profit on a per-share basis. Net operating profit represents earnings before interest, taxes and other non-operating, non-recurring items of the relevant business segment or the company as a whole. The cost of the STIP is added back to the financial target so that the financial target must be attained net of the cost of the STIP. This results in making the STIP payment, in effect, self-funding. That is, the financial goals must be met after deducting the cost of any STIP payment.
     When establishing the financial targets under the STIP for the first half of our fiscal year, the board of directors uses the financial metrics contained in the business plan for the first six months of the year. When establishing the financial targets under the STIP for the second half of our fiscal year, the board uses the financial metrics contained in the updated business plan for the last six months of the year. The Committee has informally determined that the STIP should approximate 3-5% of our total net operating profit but only if the targeted net operating profit (or other financial goals) are met. If they are not, typically there is no STIP funding.
     The Committee has the authority to make a cash award under the STIP even if the financial targets are not met in order to reward significant performance improvements on other operating achievements which may be outside the targeted metrics. Such awards are, however, rare and none was made in 2008.
     The Committee approves the maximum aggregate amount available for award under the STIP. In determining the STIP amount, the Committee considers whether and to what extent the company and its divisions met/exceeded the financial targets, the market conditions in which the company operated in the past two quarters, its assessment of the quality of management performance, management’s response to unexpected opportunities and problems, and what at that time the company can reasonably afford to pay within the guideline that the total payment should not generally exceed 5% of net operating profit. Once a determination has been made as to whether the financial goals have been met, these matters are for the most part subjective in nature and are the result of discussions between the Committee and management.
     If the Committee determines that a STIP pool can be created as a result of the assessment and discussions noted above, the CEO makes a recommendation to the Committee on (i) the size of the STIP pool and amount of the pool to be allocated to each of the company’s segments and its corporate office and (ii) the amount of the cash award to be paid to each of the NEOs (other than the CEO whose award is recommended by the Committee and approved by our board of directors) and any other participants that report to the CEO. In making his recommendation to the Committee, the CEO may consider factors such as the executive’s achievement of individual objectives, the contribution made by each segment and each executive in achieving the financial target, the importance of the executive to the company’s strategic initiatives in the last several years and the size of the award relative to the awards made to the other executives. As noted earlier, we do not set specific or mechanical payout targets for any executive position. The president of each segment of the company determines STIP awards to participants who report to him from the pool of funds allocated to that segment by the Committee, in consultation with the CEO. Such awards are based on the respective segment’s targets and performance. These recommendations are discussed by the Committee and can be accepted, modified or rejected.
     We have not adopted a formal or informal policy on or made a decision about whether we would attempt to recover cash incentives paid to executive officers to the extent our financial statements are subsequently restated or adjusted in a downward direction and such restatement or adjustment would result in the financial target not being met.
     In December 2007 our Committee, in consultation with our senior management group, established targets for net operating profit of $103.3 million and earnings per share of $2.08 for the first half of 2008, based upon the 2008 business plan that our board of directors approved at its December 2007 meeting. In July 2008, the Committee determined that, for the first half of 2008, these goals were not met and a STIP pool was not created.
     In May 2008, our executives updated the 2008 business plan for the second half of the year, taking into account the company’s actual financial results for the first four months of the year and then existing market conditions, and the board, in consultation with our management, established targets for net operating profit and earnings per share for the second half of 2008. These targets were $83.9 million and $1.32 respectively. In January 2009, the Committee determined that, for the second half of 2008, these goals were not met and a STIP pool was not created.
     On December 18, 2008, Mr. Papada received a STIP award of $200,000 in accordance with the February 2008 modification made to his employment agreement for succession planning purposes. Mr. Papada’s agreement and this modification are further discussed under “Executive Employment Arrangements” below.
Long-Term Equity Incentives
General
     The company has an Incentive Compensation Plan (ICP), the purpose of which is to offer key employees incentives to continue in the service of the company and to attract and retain key employees. The Committee administers the ICP and has broad authority to develop and implement forms of longer-term (three years or more) incentive compensation for key employees. Pursuant to the ICP, we established the Technitrol, Inc. 2001 Stock Option Plan, the Restricted Stock Plan II of Technitrol, Inc. (RSP II) and the CEO Annual and Long-Term Equity Incentive Process, all of which are administered by the Committee.
     While the Committee has issued stock options to certain employees, it has never issued stock options to anyone while serving as an executive officer, and has no current intention to do so. Instead, the Committee historically has issued restricted stock to senior management, including the NEOs.

Although the Committee is not required under the RSP II or otherwise to issue any shares of restricted stock, we believe the issuance of such restricted stock helps to ensure that our executives are motivated over the long-term to respond to the company’s business challenges and opportunities as owners and not just as employees. We also believe that it helps us to achieve our compensation program objectives, including aligning the interest of our executives with the interests of our shareholders.
     The company has no formal requirements relating to executive stock ownership. In July 2007, the Committee discussed the concept of requiring certain senior managers to hold a certain dollar value of the company’s common stock and considered the equity holdings of the senior managers, including the NEOs, at such time. The Committee determined that each executive had a significant equity holding and thus did not establish a minimum equity requirement at that time. The Committee concluded that it would review the equity holdings of executives periodically.
Awards of Restricted Stock to Executives Other Than the CEO
     Each year in April, the Committee, in consultation with our CEO, determines the number of shares of restricted stock that will be available for issuance to senior management, including the NEOs (other than awards to our CEO whose arrangements are described below) under the RSP II. In making its determination, the Committee considers the company’s projected profits based on the annual business plan approved by the board of directors, what is reasonable from our shareholders’ perspective (from both an earnings point of view since the cost of the shares is a current charge to earnings as well as from a dilution point of view) and the total cost of the cash awards (which are made to cover the recipient’s Federal tax liability resulting from the grant of restricted stock) to be made in connection with the restricted stock awards. The Committee may also consider establishing performance criteria for which shares may be granted as set forth in the RSP II plan. The Committee then allocates the total number of shares of restricted stock which will be available for grant to each of our business segments and our corporate office for that year. Approximately half way through the fiscal year, the Committee, in consultation with our CEO, reviews the company’s actual financial results for the first half of our fiscal year and the update to the annual business plan prepared by management to determine whether any changes should be made to the number of shares of restricted stock available for issuance to senior management.
     Awards of restricted stock to NEOs (other than our CEO) under the RSP II are made by the Committee based on the recommendations of our CEO. In reaching its decisions, the Committee takes into account the recommendations of the CEO, considers whether and to what extent the executive has met his or her individual performance goals, applies the Committee’s subjective determination of the contributions made and expected to be made in the future by each executive, awards of restricted stock made to the individual in prior years, discusses external market factors, reviews other compensation received by the executive that year and looks at other factors it deems relevant.
     In making its RSP II awards of 9,000, 6,000 and 2,000 shares to Messrs. Benjamin, Moyer and Prajzner respectively in 2008, the Committee considered the size of the prior awards made to them, any increases in responsibilities, the overall impact of the number of shares in their total compensation and how that compared to the compensation level that the Committee felt was fair and reasonable.
     The shares of restricted stock awarded to each of the NEOs in 2008 are set forth below in the “Grants of Plan-Based Awards Table”. All shares (other than those granted to our CEO) are subject to the three-year service vesting requirement under the RSP II (that is, the shares vest in full on the third anniversary of the grant) and do not have performance requirements. Vesting of restricted stock is accelerated in certain events of termination and in the event of a change in control of the company. See “Severance and Termination Benefits” and “Change in Control” below”.
Awards of Restricted Stock to the CEO
     The CEO Annual and Long-Term Equity Process governs awards of shares of restricted stock to our CEO. The CEO’s long-term equity incentive has two parts: (1) an annual equity incentive which is determined by the degree to which the CEO achieves annual, objectively determinable by the board, non-financial goals as agreed upon by the board and the CEO at the board’s January meeting each year and (2) a long-term equity incentive which is determined by the degree to which the board determines that the CEO has, through leadership and guidance, created long-term value for the various constituents of the company over rolling three-year periods. The process involves reviewing the company’s achievements over the prior three years against a number of criteria. These criteria are described below.
     At the beginning of each year, the board of directors determines the maximum number of shares the CEO can earn pursuant to his annual equity incentive up to 15,000 shares and for his long term equity award up to 12,000 shares, for a maximum of 27,000 shares per year.
     Because of the inherent difficulty in constructing three year plans, goals or specific, objective performance criteria due to changing circumstances, shifting priorities, external and internal events as well as the shifting nature of the businesses in which the company is engaged, the CEO’s long-term equity award is based on the board’s judgment regarding how the Company has progressed over rolling three-year periods relative to established performance criteria as described in our RSP II as amended from time to time.
     In January of each year, the CEO and the board agree on non-financial goals for the year. In 2008, the CEO’s goals were in summary as follows: complete automotive transfer to China by year end; smooth and rapid integration of Sonion; support successful CEO succession process; hire Vice President of Human Resources; present AMI Doduco strategic alternatives.
     At the end of each year, the board determines to what degree (from 0 to 100%) the CEO achieved his annual goals and so earned his annual equity incentive for such fiscal year and to what extent he achieved his long term goals and so earned his annual long-term equity award. To the extent earned, the restricted stock is then issued at a random date chosen by the Board following the board’s determination (this is to prevent possible manipulation of share prices in the period between determination and issuance). Any shares of restricted stock earned by the CEO have a further one year vesting period from the date of grant.
     In December 2008, the board reviewed our CEO’s performance against annual and long-term goals for 2008. The board determined that our CEO achieved most of his annual goals and therefore awarded him 13,000 shares of restricted stock out of a possible 15,000 shares for his annual equity incentive. The board determined in its discretion that our CEO met 40% of his long-term goals and therefore awarded him 4,800 shares of restricted stock out of a possible 12,000 shares for his long term equity incentive award for 2008. The 17,800 shares awarded to our CEO for his annual and long-term incentive awards for 2008 were issued on January 2, 2009 in accordance with RSP II and will vest on January 2, 2010. As discussed below under “Executive Employment Arrangements” vesting of shares of restricted stock held by our CEO is accelerated in certain events of termination and in the event of a change in control.

Severance and Termination Benefits
     Other than those agreements with Messrs. Papada and Moyer described below under “Executive Employment Arrangements”, we do not have a formal written severance plan for our executive officers. However, we have in the past provided and may in the future provide severance benefits to an executive officer upon termination on a case by case basis, after taking into consideration the reason for and other facts present at the time of the separation. Severance benefits provided to executive officers may include a lump sum payment, continuation of salary, health insurance and other benefits for a specified period of time, as well as accelerated vesting of restricted stock.
     Our Restricted Stock Plan II (RSP II) provides for accelerated vesting of restricted stock awards upon certain events of termination of employment as follows. If an employee dies or becomes totally disabled (as determined by the company’s long-term disability insurance carrier at the time of the event) or retires on or after his normal retirement date (as defined in the company’s Retirement Plan) prior to the expiration of the three year vesting requirement, then the three year vesting requirement ends upon the date that death occurs or complete disability is deemed to have occurred, or the date that normal retirement is effective. In addition, in such circumstances, the company will pay the individual a cash award for Federal income tax liability (which may or may not cover the entire liability) with respect to such shares as set forth in the RSP II. If an employee elects to retire before his normal retirement date but after his early retirement date (as defined in the company’s Retirement Plan) or has employment terminated by the company other than for cause (as defined in the RSP II) prior to the expiration of the three year vesting requirement, then the employee shall be entitled to pro-rata vesting, as to both the award of shares and the cash award to cover the Federal income tax liability with respect to such shares. If the employee resigns or is terminated for cause prior to the vesting date, any unvested shares revert back to the company and the employee has no further rights or interest in such shares. In the case of terminations of employment other than for cause or an employee’s resignation, the Committee has the right with respect to the termination of the restriction period to adjust the effective award upward (but not in excess of the original award of the shares) or downward in its sole discretion, taking into account such factors as it determines to be relevant. See “Potential Payments Upon Termination or Change in Control — Definitions of Change in Control and Other Terms” for a definition of “cause” and other terms under the RSP II. An executive’s individual agreement may also address vesting of restricted stock.
     Under the company’s Supplemental Savings Plan which is described below, distributions from a participant’s account begin in the month following termination of employment or death of the participant; however, if the participant is terminated for cause (as defined under the Supplemental Savings Plan), the participant forfeits all contributions made by the company including earnings theron. Distributions, at the election of the participant, can be made as a lump sum or under a systematic withdrawal (installment) plan not to exceed ten years.
Retirement Plans
Qualified Retirement Plan
     We maintain a qualified defined benefit pension plan, the Technitrol, Inc. Retirement Plan (which we refer to as the Retirement Plan), for employees who are not covered by a subsidiary’s defined contribution plan. Messrs. Papada, Moyer and Prajzner participated in the Retirement Plan during 2008. Mr. Benjamin did not because he is covered by the Pulse Engineering, Inc 401(k) Plan. We make contributions to the Retirement Plan based upon actuarial calculations and the salary of each participant. Pension benefits depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the 10-year period prior to termination of employment or the date of retirement.
     Upon attainment of a participant’s normal retirement date, such participant is entitled to receive annually upon retirement a single life annuity (payable in equal monthly installments) as follows:
     (a) For a participant with 30 or more years of credited service—
          (i) 27.5% of the participant’s final average compensation plus 18.75% of the participant’s final average compensation in excess of “covered compensation”; or if greater
          (ii) $2,400.
     (b) For a participant with less than 30 years of credited service, the annual amount of retirement benefit determined in (a) above is multiplied by a fraction, the numerator of which is equal to his years of credited service and the denominator of which is 30.
     As an alternative to receiving benefits in the form of a single life annuity, the participant may elect in writing to receive benefits in one of the following optional forms:
     (a) Life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments are made to the participant for life and continue to a beneficiary of the participant for any period after the participant’s death and before expiration of the months certain.
     (b) Joint and survivor annuity continuing for life in level monthly payments to the participant and thereafter for life in level monthly payments to a designated beneficiary, if surviving, at either 50%, 75% (for plan years beginning on or after January 1, 2008) or 100% (as stated in the election) of the payments to the participant.
     (c) If the present value of a participant’s benefits, determined as a lump sum, does not exceed $7,000, he may elect to receive his benefits in a lump sum payment.
     After attainment of his “early retirement date”, a participant may elect early retirement in which event he shall be entitled to either of the following:
     (a) Commencing at his normal retirement date, a single life annuity determined in accordance with the above formula for normal retirement, based on years of credited service, or
     (b) Commencing at any time between the participant’s early retirement date and his normal retirement date, a single life annuity determined in accordance with section (a) reduced by 1/15 for each of the first 5 years and 1/30 for each of the next 5 years by which the payments commence prior to normal retirement date.
     “Early retirement date” of a participant means the first day of the calendar month coincident with or next following the date such participant (i) attains age 55 and (ii) completes 5 years of vesting service; however, vesting service is not determined until the last day of the plan year in which such participant completes 5 years of vesting service.
     “Normal retirement date” of a participant means the later of age 65 or the fifth anniversary of the date such participant commenced participation in the Retirement Plan.
Nonqualified Supplemental Retirement Plan
     We also maintain the nonqualified Technitrol, Inc. Supplemental Retirement Plan (which we refer to as the Supplemental Retirement Plan) which supplements the benefits of only those employees who participate in both our Retirement Plan and our Short-Term Incentive Plan. Our board of directors may designate other employees as participants but it has never done so. All of the NEOs except Mr. Benjamin participate in the Supplemental Retirement Plan. The benefits depend upon the employee’s final average compensation and years of credited service. The final average compensation is the average of the employee’s base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it is paid) during the highest 3 consecutive calendar years out of the last 10 calendar years prior to termination of employment or retirement.
     Under the Supplemental Retirement Plan, a participant who retires on or after the “normal retirement age” with 20 or more years of service is entitled to receive annually a single life annuity (payable in equal monthly installments) equal to the difference between (i) and (ii) below:
     (i) 45% of final average compensation
     (ii) the amount of the participant’s accrued benefits (in the form of a straight life annuity) under the Technitrol, Inc. Retirement Plan as of the date of retirement.
     For a participant with less than 20 years of service, the annual amount of retirement benefit determined in (i) above is multiplied by a fraction, the numerator of which is equal to his years of service and the denominator of which is 20.
     Under the Supplemental Retirement Plan, “normal retirement age” means the later of the attainment of age 65 or the fifth anniversary of participation in the Technitrol, Inc. Retirement Plan.
     A participant who retires on or after his “early retirement date” and prior to the normal retirement age is entitled to receive the following:
     (a) If a participant has 20 or more years of service at termination, a single life annuity determined in accordance with the formula used for normal retirement above, based on years of service at termination. The benefit determined under the formula in subsection (i) is reduced by 5% per year (prorated based on months) by which payments commence prior to the attainment of age 62 and the offset benefit determined under the formula in subsection (ii) is reduced according to the early retirement reduction provisions under the Technitrol, Inc. Retirement Plan. If payments commence on or after the attainment of age 62, the benefit under the formula in subsection (i) is unreduced.
     (b) If a Participant has less than 20 years of service at termination, a single life annuity determined in accordance with the normal retirement benefit above for a participant with less than 20 years of service, based on years of service at termination and reduced by 1/15 for each of the first five (5) years and 1/30 for each of the next five (5) years (prorated based on months) by which payments commence prior to normal retirement age.
     Under the Supplemental Retirement Plan, “early retirement date” of a participant means the first day of the calendar month coincident with or the next month following the date such a participant attains age 55 and completes five (5) years of vesting service.
     As an alternative to receiving benefits in the form of a single life annuity and subject to certain restrictions imposed by Section 409A of the Internal Revenue Code, a participant may elect to receive benefits in one of the following optional forms:
     (a) a life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments shall be made to the participant for life and shall continue to be paid to the designated beneficiary of the participant for the period after the participant’s death and before expiration of the months certain.
     (b) a joint and survivor annuity continuing for life, in level monthly payments to the participant and thereafter for life in level monthly payments to his designated beneficiary, at either 50% or 100% (as stated in the election) of the payments to the participant.
     The Supplemental Retirement Plan provides that a participant shall receive his benefits accrued after December 31, 2004 commencing as of the first day of the month following the date of retirement, or the attainment of his “early retirement date”, whichever is later, provided that the participant has not elected to receive benefits at a subsequent date in accordance with the provisions of the Plan.
      In the event of a change in control, the Supplemental Retirement Plan provides for accelerated vesting of benefits and a lump sum payment, as further discussed below under “Change in Control”. For a definition of change in control under the Supplemental Retirement Plan, see “Potential Payments Upon Termination or Change in Control — Definition of Change in Control and Other Terms” below.
     In July 2006, the Committee approved and the company entered into the Technitrol, Inc. Grantor Trust Agreement with Wachovia Bank, National Association, pursuant to which an irrevocable trust was established, subject to the claims of the company’s creditors in the event of the company’s insolvency, to fund the company’s obligations under its Supplemental Retirement Plan.
401(K) Plans
     Employees of the company and employees of its subsidiary, Pulse Engineering, Inc., may participate in the Technitrol, Inc. 401(k) Retirement Savings Plan and the Pulse Engineering, Inc. 401(k) Plan respectively. Messrs. Papada, Moyer and Prajzner participated in the Technitrol 401(k) Plan during 2008. The Technitrol 401(k) Plan permits employees of Technitrol and certain subsidiaries (other than leased employees, employees covered by a collective bargaining agreement unless the agreement provides the bargaining unit members are eligible to participate and temporary employees) to contribute a portion of their income. During 2008, the company matched 100% of the first 4% of eligible compensation contributed by an employee up to the statutory maximum. Mr. Benjamin participated in the Pulse 401(k) Plan during 2008. The Pulse 401(k) Plan permits employees of Pulse (other than leased employees, union employees who have retirement benefits pursuant to a collective bargaining agreement and temporary employees) to contribute a portion of their income. During 2008, Pulse matched 100% of the first 6% of eligible compensation contributed by an employee up to the statutory maximum. The participation of the NEOs is on the same terms as other participants in the 401(k) plans.
Supplemental Savings Plan
     The company maintains the Technitrol, Inc. Supplemental Savings Plan for U.S. employees, including the NEOs, earning a base salary in excess of the maximum salary covered by our qualified 401(k) plans. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, Technitrol annually makes matching contributions on behalf of such persons who made the maximum permitted elective deferrals to our tax-qualified 401(k) plans for the year equal to the excess of (a) the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan) over (b) the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans. Participants are 100% vested immediately in the company’s contributions. In addition, participants in the Supplemental Savings Plan have the right to defer up to 20% of their compensation (as defined under the Plan) per calendar year, however, any deferred contribution in excess of 4% (or 6% for Pulse) of the participant’s compensation for the applicable period are not considered for company matching contributions. Participants may elect to invest their accounts in a number of third party mutual funds offered by the Plan’s administrator. Participants may not make withdrawals from their account during their employment, except that a participant may apply to the administrator of the Plan to withdraw some or all of his account if such withdrawal is made on account of an unforeseeable emergency in accordance with Section 409A of the Internal Revenue Code.
     The Supplemental Savings Plan provides that the company may make employer contributions to the accounts of participants in any amount, as determined by the company in its sole discretion from time to time, which amount may be zero. The company is not required to treat all participants in the same manner in determining such contributions.
Change in Control
     In the event of a change in control, our Restricted Stock Plan II (RSP II), Supplemental Retirement Plan and Supplemental Savings Plan provide for certain benefits to participants. For the definition of “change in control” under such plans, see “Potential Payments Upon Termination or Change in Control — Definitions of Change in Control and Other Terms” below.
     Our RSP II provides that in the event there is a change in control (as defined under the RSP II), the restriction period for any shares granted under the plan terminates and all shares vest 100% and are distributed to participants accompanied by the applicable cash awards intended to cover their Federal income tax liability.
     Our Supplement Retirement Plan provides that in the event of a change in control of the company (as defined under the Supplemental Retirement Plan), participants will be paid benefits under the plan equal to the excess of (i) the benefits that would have accrued under the plan had their years of credited service included an additional five years (in the case of Mr. Papada, an additional 15 years of service, pursuant to an agreement between him and the Company dated April 16, 1999, as amended), as of the date of the change in control over (ii) the vested benefits that have accrued under the plan as of the date of change in control. Each participant shall also be (i) treated as fully vested in such participant’s right to receive benefits under this plan, (ii) entitled to receive a lump sum payment of the present value of the benefits that such participant has accrued under the Plan, and (iii) entitled to receive an additional cash payment of an amount that is sufficient to reimburse the participant for any Federal, state or local taxes (including, but not limited to, excise tax penalties) as a result of the payment of such lump sum and as a result of the additional gross up payment, regardless of whether such payments, or any portion of them, are considered “excess parachute payments” under Section 280G of the Internal Revenue Code.
     Under the company’s Supplemental Savings Plan, upon a change in control (as defined in the Supplemental Savings Plan), all participants have a nonforfeitable right to receive the entire amount of their account balances under the plan and all such amounts must be paid as soon as administratively practicable.
     As discussed below in “Executive Employment Arrangements” Mr. Papada’s compensation arrangement also provides for certain payments and benefits upon a change in control.
Perquisites and Other Benefits
     Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life insurance and disability insurance, defined benefit pension plan (for employees who are not covered by a subsidiary’s defined contribution plan) and our 401(k) plans, in each case on the same basis as our other employees. In addition, certain executives, including certain of the NEOs receive additional benefits, including additional life insurance, company cars, fitness club memberships (which are also provided to all Technitrol corporate and Pulse corporate employees) and in the case of Messrs. Papada and Moyer club membership dues to The Union League of Philadelphia where we hold our annual shareholder’s meeting, provide lodging for our directors for meetings and hold various other corporate functions using that membership. As described above under the heading “Retirement Plans” certain of our executives also are eligible to participate in our Supplemental Retirement Plan and Supplemental Savings Plan.
     We do not own a company airplane or employ company drivers and do not own or utilize company sponsored apartments or other living accommodations. Our NEOs are required to fly in commercial aircraft and to stay in hotels where we have negotiated favorable rates. These are the same arrangements used by any traveling company employee.
Tax and Accounting Implications
Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of compensation in excess of $1 million paid to certain executive officers, including the NEOs, unless certain specific and detailed criteria are satisfied. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. In this regard we consider the anticipated tax treatment to our company and our executive officers in the review and establishment of compensation programs and payments. While no assurance can be given that compensation will be fully deductible under Section 162(m), we will continue to manage our executive compensation program to preserve the related Federal income tax deductions. Individual exceptions may however occur in order to ensure competitive levels of compensation for our executive officers.
Nonqualified Deferred Compensation
     The American Jobs Creation Act of 2004 imposes tax rules applicable to nonqualified deferred compensation arrangements. The company believes it is operating in good faith compliance with the statutory provisions as they pertain to the company’s Supplemental Retirement Plan, Supplemental Savings Plan for U.S. executives, and other nonqualified deferred compensation arrangements. The company expects to manage its nonqualified deferred compensation arrangements in accordance with these statutory provisions; however, no assurance can be given that the company’s compensation arrangements will remain compliant to the extent these statutory provisions are amended in the future and to the extent individual exceptions may be warranted in order to ensure competitive levels of compensation for our executive officers.
COMPENSATION COMMITTEE REPORT
     The compensation committee of the board of directors of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE John E. Burrows, Jr., Chairman Alan E. Barton David H. Hofmann

SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid to or earned by each of the named executive officers (NEOs) for the fiscal year ended December 26, 2008 as well as Mr. Prajzner whose employment with the company ended on November 21, 2008. We have employment agreements with Messrs. Papada and Moyer which are discussed in further detail under the heading “Executive Employment Arrangements”. The named executive officers (NEOs) participate in the company’s compensation plans which are generally described above under the heading “Compensation Discussion and Analysis”.

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
			Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	Total
James M. Papada, III, Chief Executive Officer and President	2008	$719,649	$600,255	$200,000	$1,044,672	$84,048	$2,648,624
	2007	662,972	736,680	645,000	254,926	441,359	2,740,937
	2006	626,451	240,091	397,000	87,562	400,920	1,752,024

Drew A. Moyer, Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2008	$347,604	$126,753	$0	$88,832	$99,384	$662,573
	2007	305,770	93,796	230,000	102,592	116,081	848,239
	2006	275,866	69,324	215,000	83,841	70,643	714,674

Alan H. Benjamin, Senior Vice President	2008	$352,378	$136,763	$0	—	$131,658	$620,799

Edward J. Prajzner, Former Vice President, Corporate Controller and Chief Accounting Officer	2008	$196,582	$167,114	$0	$13,447	$35,151	$412,294
	2007	187,620	39,749	100,000	74,278	67,657	474,140

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the respective fiscal year in accordance with FAS 123(R) of awards pursuant to our Restricted Stock Plan II and thus may include amounts from awards granted prior to and with respect to such year. Assumptions used in the calculation of these amounts are included in footnote 13 to our financial statements in the Annual Report on Form 10-K for the respective year-end.

(2)	These amounts reflect the cash incentive awards to the named individuals under our Short Term Incentive Plan (STIP) for the respective year but may not include STIP awards paid during such year for the prior year. For additional information about STIP awards, see the “Compensation Discussion and Analysis — Semi-Annual Cash Incentives”.

(3)	These amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified Retirement Plan and our non-qualified Supplemental Retirement Plan which are more fully described in the “Pension Benefits Table” and “Compensation Discussion and Analysis”. The assumptions used to calculate the actuarial present values were the same as those used to measure the liabilities for the financial disclosures for the retirement plans as of each year-end, with the exception of the pre-retirement decrements and assumed retirement age. Pre-retirement decrements were not used for the purpose of these calculations. The discount rate used for the calculations was 5.50% as of 12/31/2005, 5.75% as of 12/31/2006 and 5.80% as of 12/31/2007. The mortality table used was the RP2000 table projected to 2006 as of 12/31/06 and to 2012 as of 12/31/07. Calculations were completed at the participant’s earliest unreduced retirement age based on the participant’s eligibility as of 12/31/2005, 12/31/2006 and 12/31/2007, respectively, which is age 62 for Mr. Papada’s benefit under our Supplemental Retirement Plan and age 65 for all other calculations. No named executive officer received preferential or above-market earnings on deferred compensation.

(4)	With respect to Mr. Papada, the 2008 amount consists of (i) a matching contribution of $9,200 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $988 life insurance premium, (iii) a cash award of $46,342 to cover Federal income tax liability with respect to 17,800 shares of restricted stock granted in January 2009 with respect to 2008 performance, (iv) a matching contribution of $17,518 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000. The 2007 amount consists of (i) a matching contribution of $9,000 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium, (iii) a cash award of $405,651 to cover Federal income tax liability with respect to 25,000 shares of restricted stock granted in January 2008 with respect to 2007 performance, (iv) a matching contribution of $16,258 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000. The 2006 amount consists of (i) a matching contribution of $8,800 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $420 life insurance premium, (iii) a cash award of $375,442 to cover Federal income tax liability with respect to 24,000 shares of restricted stock granted in January 2007 with respect to 2006 performance and (iv) a matching and other contribution of an aggregate $16,258 pursuant to the Supplemental Savings Plan. Mr. Papada also received various miscellaneous perquisites in 2006 which did not exceed $10,000.

With respect to Mr. Moyer, the 2008 amount consists of (i) a matching contribution of $9,200 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium, (iii) a cash award of $76,504 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2008, (iv) a matching contribution of $3,230 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of approximately $10,000. The perquisites include a health club membership (the same as given to all other Technitrol corporate employees), company-provided automobile and membership dues to The Union League of Philadelphia. The 2007 amount consists of (i) a matching contribution of $9,000 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium, (iii) a cash award of $87,554 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2007, (iv) a matching contribution of $2,234 pursuant to the Supplemental Savings Plan and (v) various miscellaneous perquisites of $16,843. The perquisites include a health club membership (the same as given to all other Technitrol corporate employees), company-provided automobile and membership dues to The Union League of Philadelphia. The 2006 amount consists of (i) a matching contribution of $8,800 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $420 life insurance premium, (iii) cash award of $59,971 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2006 and (iv) a matching and other contribution of an aggregate $1,452 pursuant to the Supplemental Savings Plan.

With respect to Mr. Benjamin, the 2008 amount consists of (i) a matching contribution of $13,800 pursuant to Pulse Engineering, Inc. 401(k) Plan, (ii) a cash award of $114,756 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2008 and (iii) a matching contribution of $3,102 pursuant to the Supplemental Savings Plan.

With respect to Mr. Prajzner, the 2008 amount consists of (i) a matching contribution of $9,200 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium and (iii) a cash award of $25,501 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2008. The 2007 amount consists of (i) a matching contribution of $9,000 pursuant to Technitrol, Inc. 401(k) Retirement Savings Plan, (ii) payment of $450 life insurance premium and (iii) a cash award of $58,207 to cover Federal income tax liability with respect to shares of restricted stock awarded in 2007.

GRANTS OF PLAN-BASED AWARDS TABLE
     The compensation plans under which grants in the following table were made are generally described above under the heading “Compensation Discussion and Analysis”.

		All Other
		Stock Awards:
		Number of	Grant Date
		Shares of	Fair
		Stock or	Value of Stock
		Units	Awards
		(#)	($)

James M. Papada, III	1/02/09	17,800 (1)	$65,326(4)
Drew A. Moyer	4/23/08	6,000 (2)	$142,080(4)
Alan H. Benjamin	4/23/08	9,000 (2)	$213,120(4)
Edward J. Prajzner	4/23/08	2,000 (3)	$47,360(4)

(1)	For 2008, pursuant to the CEO Annual and Long-Term Equity Incentive Process, Mr. Papada was eligible to receive (i) an annual equity incentive of up to 15,000 shares to the extent the board determined he achieved the goals as agreed to by our board and Mr. Papada in the beginning of 2008 and (ii) a long-term equity award up to a maximum of 12,000 shares to the extent the board determined that he achieved certain goals and created long-term value for the company for the three year period ending December 26, 2008. At the end of 2008, the board of directors determined that Mr. Papada earned 13,000 of the possible 15,000 shares of restricted stock with respect to his annual equity incentive and 4,800 of the possible 12,000 shares of restricted stock with respect to his long-term equity incentive. Accordingly, 17,800 shares of restricted stock were granted to him on January 2, 2009. These shares will vest on January 2, 2010. For additional information, see “Compensation Discussion and Analysis — Long Term Equity Incentives”. Not included in this table are 25,000 shares that were granted to Mr. Papada on January 10, 2008, with respect to achievement of his 2007 short and long term goals pursuant to the CEO Annual and Long-Term Equity Incentive Process and our Restricted Stock Plan II, which are discussed in further detail under the heading “Compensation Discussion and Analysis”. These shares vested on January 10, 2009.

(2)	These shares were awarded pursuant to our Restricted Stock Plan II which is discussed in further detail under the heading “Compensation Discussion and Analysis”. The shares will vest upon expiration of the third anniversary of the award provided the officer is an employee on such date.

(3)	These shares were awarded pursuant to our Restricted Stock Plan II which is discussed in further detail under the heading “Compensation Discussion and Analysis”. The shares vested to Mr. Prajzner on November 21, 2008 in connection with the ending of his employment with the company.

(4)	These stock values were calculated by multiplying the closing price of our common stock on the New York Stock Exchange on the date of the grant by the number of shares awarded. Dividends are paid on restricted stock to the extent dividends are declared on shares of our common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Stock Awards
Equity
Incentive
			Equity Incentive	Plan Awards:
			Plan Awards:	Market or
		Market	Number of	Payout Value
	Number of	Value of	Unearned	of Unearned
	Shares or	Shares or	Shares, Units	Shares, Units
	Units of	Units of	or Other	or Other
	Stock That	Stock That	Rights That	Rights That
	Have Not	Have Not	Have Not	Have Not
	Vested	Vested	Vested	Vested
Name	(#)	($)	(#)	($)
James M. Papada, III	25,000 (1)	$84,250 (5)	17,800 (6)	$65,326 (7)
Drew A. Moyer	16,500 (2)	$55,605 (5)	—	—
Alan H. Benjamin	19,000 (3)	$64,030 (5)	—	—
Edward J. Prajzner	—	—	—	—

(1)	These shares, were awarded to Mr. Papada on January 10, 2008 with respect to achievement of his 2007 short and long term goals pursuant to the CEO Annual and Long-Term Equity Incentive Process and our Restricted Stock Plan II, which are discussed in further detail under the heading “Compensation Discussion and Analysis”. These shares vested on January 10, 2009.

(2)	Of Mr. Moyer’s 16,500 shares that were unvested as of December 26, 2008, 4,500 shares will vest on July 28, 2009, 6,000 shares will vest on April 25, 2010 and 6,000 shares will vest on April 23, 2011.

(3)	Of Mr. Benjamin’s 19,000 shares that were unvested as of December 26, 2008, 4,000 shares will vest on July 28, 2009, 6,000 shares will vest on April 25, 2010 and 9,000 shares will vest on April 23, 2011.

(5)	The market value was computed by multiplying the per share closing price of our common stock on the New York Stock Exchange on December 26, 2008, the last day of our fiscal year, by the number of unvested shares of restricted stock.

(6)	Pursuant to the CEO Annual and Long-Term Equity Incentive Process and our Restricted Stock Plan II, Mr. Papada has the opportunity to earn up to 27,000 shares of restricted stock each year for meeting his annual and long-term goals. At the end of 2008, our board determined that out of the possible 27,000 shares, Mr. Papada earned an aggregate of 17,800 shares for his 2008 annual and long-term equity incentives. The grant date for such shares was January 2, 2009. These shares will vest on January 2, 2010.

(7)	The market value was computed by multiplying the per share closing price of our common stock on the New York Stock Exchange on January 2, 2009, the date of grant, by the 17,800 shares that were granted.

OPTION EXERCISES AND STOCK VESTED TABLE
     The following table provides information regarding amounts realized on restricted stock awards that vested during 2008.

	Option Awards
	Number of
	Shares		Stock Awards
	Acquired on	Value Realized	Number of Shares		Value Realized
	Exercise	On Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)

James M. Papada, III	—	—	24,000	(1)	$640,320(4)

Drew A. Moyer	—	—	3,500	(2)	$73,850(4)

Alan H. Benjamin	—	—	2,000	(2)	$42,200(4)

Edward J. Prajzner	—	—	8,650	(3)	$25,863(4)

(1)	These shares vested on January 10, 2008.

(2)	These shares vested on May 2, 2008.

(3)	These shares vested to Mr. Prajzner on November 21, 2008 in connection with the end of his employment with the company.

(4)	These values were computed by multiplying the number of shares by the per share closing price of our common stock on the New York Stock Exchange on the vesting date.

PENSION BENEFITS TABLE
     The following table sets forth the present accumulated value of benefits that NEOs are entitled to receive under the Retirement Plan and Supplemental Retirement Plan and their years of credited service under each plan. The terms of the Retirement Plan and Supplemental Retirement Plan are generally described above under the heading “Compensation Discussion and Analysis”.

			Present Value
		Number of Years	of Accumulated	Payments
		Credited Service	Benefit	During Last
Name	Plan Name	(#)	($) (1)	Fiscal Year

James M. Papada, III (2)	Retirement Plan	9.6	230,819	—
	Supplemental Retirement Plan	24.6 (3)	4,830,393	—
Drew A. Moyer	Retirement Plan	19	163,893	—
	Supplemental Retirement Plan	19	442,639	—
Alan H. Benjamin (4)	Retirement Plan	—	—	—
	Supplemental Retirement Plan	—	—	—
Edward J. Prajzner	Retirement Plan	8.6	49,415	—
	Supplemental Retirement Plan	8.6	69,731	—

(1)	The assumptions used to calculate these values are discussed in the “Summary Compensation Table”.

(2)	Mr. Papada is eligible for early retirement under the company’s Retirement Plan and the Supplemental Retirement Plan.

(3)	Pursuant to an agreement made with him in 1999, Mr. Papada is entitled to 15 years of credited service under the Supplemental Retirement Plan in addition to his actual years of service with Technitrol. The present value attributable to this additional 15 years of credited service is $3,168,605. We have no formal policy with regard to granting extra years of credited service.

(4)	Because he is an employee of Pulse Engineering, Inc., Mr. Benjamin does not participate in the retirement plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE
     The following table provides information regarding the nonqualified deferred compensation of our NEOs in 2008. The terms of the company’s nonqualified deferred compensation plan, the Technitrol, Inc. Supplemental Savings Plan, are generally described above under the heading “Compensation Discussion and Analysis”.

		Company			Aggregate
	Executive	Contributions		Aggregate	Balance at
	Contributions in Last	In Last	Aggregate Earnings	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions	Year-End
Name	($)	($)(1)	($)(2)	($)	($)

James M. Papada, III	—	$17,518	-($30,877)	—	$92,301

Drew A. Moyer	—	$3,230	-($2,471)	—	$4,534

Alan H. Benjamin	—	$3,102	-($1,437)	—	$2,434

Edward J. Prajzner	—	—	—	—	—

(1)	The amounts reflect matching and other contributions made by the company. All company contributions have been reported in the “Summary Compensation Table” in either current or prior years as “other compensation”.

(2)	Earnings are determined by investment options selected by the NEO.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     The tables below reflect the amount of compensation to each of the NEOs of the company in the event of termination of such executive’s employment and in the event of a change in control of the company. The amounts shown assume that such termination or change in control, as the case may be, was effective on December 26, 2008. The amounts in the tables below are estimates of the amounts which would be paid out to the executives upon the various termination events or change in control, as the case may be. The actual amounts to be paid out can only be determined at the time of such executive’s actual termination from the company or an actual change in control of the company.
     The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, death or disability. These include:
•	Accrued pay and vacation time;

•	Regular pension benefits under the Technitrol, Inc. Retirement Plan. See “Pension Benefits Table”;

•	Distributions of plan balances under the Technitrol, Inc. 401(k) Retirement Savings Plan and Pulse Engineering, Inc. 401(k) Plan;

•	Disability payments pursuant to the company’s long-term disability insurance policy in the event an employee’s employment is terminated on account of complete disability (payments equal sixty percent (60%) of base salary up to a maximum of $8,000 per month, subject to reductions from certain other sources of income, until the disability ends or the executive reaches age 65 (unless the disability occurs after age 61, in which event the maximum period of payment is extended beyond age 65 according to a schedule set forth in the plan); and

•	Life insurance, in the event employment is terminated by death.
     James M. Papada, III
     The following table shows the potential payments to Mr. Papada, our CEO, upon termination or a change in control of the company. Mr. Papada’s employment arrangements are generally described below under the heading “Executive Employment Agreements”. Any payments to be made to Mr. Papada upon termination pursuant to his employment agreement are conditioned on his execution of a general release, reasonably acceptable to Mr. Papada and the company, pursuant to which Mr. Papada shall release the company from any and all claims relating to his employment or otherwise, except for certain obligations of the company that continue following his termination.

			Termination by
			the Company
	Resignation/		w/o Cause or		Termination by
	Retirement		by Mr. Papada		the Company	Complete				Change in
Benefit	(1)		for good reason		for Cause	Disability		Death		Control (14)

RSP II	$77,227	(2)	$266,230	(6)	0	$84,250	(11)	$84,250	(11)	$266,230	(15)
STIP	0		$1,414,400	(7)	0	0		0		$1,414,400	(7)
Base Salary	0		$1,414,400	(8)	0	0		0		$1,414,400	(8)
Supplemental Savings	$92,301	(3)	$92,301	(3)	0	$92,301	(3)	$92,301	(3)	$92,301	(3)
Retirement Plans	(4)		(4)		(4)	(4)		(12)		$6,340,390	(16)
Insurance Premiums	0		$25,000	(9)	0	0		0		0
Life Insurance	0		0		0	0		$200,000	(13)	0
Tax Gross up	0	(5)	$129,097	(10)	0	0	(5)	0	(5)	$7,503,628	(17)

(1)	Mr. Papada was eligible on December 26, 2008 for early retirement, but was not eligible for normal retirement, under our qualified Retirement Plan and our nonqualified Supplemental Retirement Plan.

(2)	Pursuant to the terms of our Restricted Stock Plan II (which we refer to sometimes as RSP II), upon early retirement a participant is entitled to pro rata vesting of any unvested shares of restricted stock. Accordingly, the amount in the table reflects the aggregate value of 22,916 shares (out of 25,000 unvested shares of restricted stock) that would vest if Mr. Papada retired on December 26, 2008.

(3)	This amount reflects Mr. Papada’s aggregate balance in our Supplemental Savings Plan at December 26, 2008. Mr. Papada would be entitled to this amount upon retirement or termination of employment unless he is terminated for cause (as defined in the Supplemental Savings Plan), in which event he forfeits the company’s contributions pursuant to the plan.

(4)	Mr. Papada is not entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan in the event of termination or retirement. If he retired or was terminated on December 26, 2008, he would be entitled to begin receiving a monthly benefit under our Supplemental Retirement Plan of $33,716 per month for his life, assuming he elected a joint and survivor annuity continuing for his life in level monthly payments and thereafter for life in level monthly payments to his designated beneficiary, at 50% of his payments. For information about the benefits Mr. Papada is entitled to receive under our qualified Retirement Plan, which is not included in this table, see the “Pension Benefits Table”.

(5)	Mr. Papada would not receive a cash award under our RSP II to cover his tax liability with respect to the vesting of any unvested shares and the tax on the cash award, because the company previously paid Mr. Papada the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(6)	This amount reflects the aggregate value of 54,000 shares of restricted stock Mr. Papada would be entitled to receive as equity incentives under his employment agreement with the company in the event he is terminated by the company without cause or if he terminates his employment for good reason plus the aggregate value of 25,000 unvested shares of restricted stock that would become fully vested upon such termination pursuant to his employment agreement with the company.

(7)	Pursuant to his agreement with the company, Mr. Papada is entitled to receive an incentive equal to two times his base salary.

(8)	Pursuant to his agreement with the company, Mr. Papada is entitled to receive two years base salary.

(9)	This amount reflects the estimated cost of two years of future health and life insurance premiums and future dues for a health club membership which the company is required to pay pursuant to Mr. Papada’s employment agreement.

(10)	This amount reflects the amount of the cash award Mr. Papada is entitled to receive under the RSP II to cover his tax liability with respect to the issuance of 54,000 shares of restricted stock in the event his employment is terminated by the company without cause or by Mr. Papada for good reason and the tax on such cash award. No cash award would have been required on December 26, 2008 with respect to the 25,000 shares of unvested stock that would become fully vested on a termination by the company without cause or by Mr. Papada with good reason because the company previously paid Mr. Papada the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(11)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability or death. Accordingly, the amount in the table reflects the aggregate value of 25,000 unvested shares of restricted stock that would become fully vested upon a complete disability or death.

(12)	Had Mr. Papada died on December 26, 2008, his spouse would be entitled to begin receiving a monthly benefit under our Supplemental Retirement Plan of $16,858 per month for her life. Mr. Papada’s spouse would not be entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan. Benefits under our qualified Retirement Plan are not included in this table.

(13)	This amount reflects the life insurance proceeds payable to Mr. Papada’s estate upon his death.

(14)	For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under Mr. Papada’s employment agreement, as well as under our Supplemental Savings Plan, RSP II and Supplemental Retirement Plan. For these definitions, see “Definition of Change in Control and Other Terms” below.

(15)	This amount reflects the aggregate value of 54,000 shares of restricted stock Mr. Papada would be entitled to receive as equity incentives under his employment agreement with the company in the event of a change in control plus the aggregate value of 25,000 unvested shares of restricted stock that become fully vested upon a change in control pursuant to his employment agreement with the company.

(16)	This amount reflects the value Mr. Papada would be entitled to receive as a lump sum upon a change in control on December 26, 2008.

(17)	This amount reflects the amount Mr. Papada is entitled to receive pursuant to the terms of our Supplemental Retirement Plan upon a change in control for reimbursement of any Federal, state or local taxes (including excise tax penalties) payable as a result of the lump sum payment of his accumulated benefit under the Supplemental Retirement Plan upon a change in control and as a result of such gross-up payment, assuming such payments would have been considered excess parachute payments under the Internal Revenue Code. Also included in this amount is the amount of the cash award Mr. Papada is entitled to receive under the RSP II to cover his tax liability with respect to the issuance of 54,000 shares of restricted stock he is entitled to receive upon a change in control of the company and the tax on the cash award. Also included in this amount is the cash award Mr. Papada is entitled to receive under his agreement upon a change in control to cover certain tax liabilities.
     Alan H. Benjamin
     The following table shows the potential payments upon termination or a change in control for Alan H. Benjamin, our Senior Vice President. We do not have an employment or severance agreement with Mr. Benjamin. Any agreement to provide severance or other benefits or payments (other than those described below) upon a termination or change in control would be at the discretion of our compensation committee.

			Termination w/o		Termination for	Complete				Change in
Benefit	Resignation		Cause		Cause	Disability		Death		Control(5)

RSP II	0		$28,830	(1)	0	$64,030	(3)	$64,030	(3)	$64,030	(3)
Supplemental Savings	$2,434	(2)	$2,434	(2)	0	$2,434	(2)	$2,434	(2)	$2,434	(2)

(1)	Pursuant to the terms of our RSP II, upon termination by the company without cause, a participant is entitled to pro rata vesting of any unvested shares of restricted stock. Accordingly, the amount in the table reflects the aggregate value of 8,555 shares (out of 19,000 unvested shares of restricted stock) that would become vested if Mr. Benjamin was terminated by the company without cause on December 26, 2008. Under our RSP II, on the effective date of or termination by the company without cause, Mr. Benjamin would also be entitled to receive a cash award to cover or offset his Federal income tax liability with respect to the pro rata vesting of any unvested shares and the tax on such cash award. However, no cash award would have been required on December 26, 2008 because the company previously paid Mr. Benjamin the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(2)	This amount reflects Mr. Benjamin’s aggregate balance in our Supplemental Savings Plan at December 26, 2008. Mr. Benjamin would be entitled to this amount upon termination of employment unless he is terminated for cause (as defined in the Supplemental Savings Plan), in which event he forfeits the company’s matching or other contributions pursuant to the plan.

(3)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the company. Accordingly, the amount in the table reflects the aggregate value of 19,000 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

(4)	For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definition of change in control under our RSP II and Supplemental Savings Plan. For these definitions, see “Definition of Change in Control and Other Terms” below.

     Drew A. Moyer
     The following table shows the potential payments upon termination or a change in control for Mr. Moyer, our CFO and Senior Vice President. Mr. Moyer’s employment arrangements are generally described below under the heading “Executive Employment Agreements”. Any payments to be made to Mr. Moyer upon termination pursuant to his employment agreement are conditioned on his execution of a general release, reasonably acceptable to Mr. Moyer and the company, pursuant to which Mr. Moyer shall release the company from any and all claims relating to his employment or otherwise, except for certain obligations of the company that continue following his termination.

			Termination by the Company w/o Cause or by Mr. Moyer								Change in
Benefit	Resignation		For Good Reason		Termination for Cause		Complete Disability		Death		Control(8)

RSP II	0		$27,940	(4)	0		$55,605	(5)	$55,605	(5)	$55,605	(5)
Base Salary	0		$892,237	(1)	0		0		0		0
Supplemental Savings	$4,534	(2)	$4,534	(2)	0		$4,534	(2)	$4,534	(2)	$4,534	(2)
Retirement Plans		(3)		(3)		(3)		(3)		(6)	$1,222,570	(9)
Life Insurance	0		0		0		0		$200,000	(7)	0
Tax Gross up	0		0		0		0		0		$1,609,393	(10)

(1)	Pursuant to his agreement with the Company, Mr. Moyer is entitled to receive an amount equal to 2.625 times his annual salary.

(2)	This amount reflects Mr. Moyer’s aggregate balance in our Supplemental Savings Plan at December 26, 2008. Mr. Moyer would be entitled to this amount upon termination of employment unless he is terminated for cause (as defined in the Supplemental Savings Plan), in which event he forfeits the company’s matching or other contributions pursuant to the plan.

(3)	Mr. Moyer is not entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan in the event of termination. If his employment were terminated on December 26, 2008, he would be entitled to begin receiving a monthly benefit at age 55 under our Supplemental Retirement Plan of $5,735 per month for his life, assuming he elected a joint and survivor annuity continuing for his life in level monthly payments and thereafter for life in level monthly payments to his designated beneficiary, at 50% of his payments. Mr. Moyer was not eligible on December 26, 2008 for early or normal retirement under the qualified Retirement Plan or nonqualified Supplemental Retirement Plan. For information about the benefits Mr. Moyer is entitled to receive under our qualified Retirement Plan, which are not included in this table, see the “Pension Benefits Table”.

(4)	Pursuant to the terms of our RSP II, upon termination without cause, a participant is entitled to pro rata vesting of any unvested shares of restricted stock. Accordingly, the amount in the table reflects the aggregate value of 8,291 shares (out of 16,500 unvested shares of restricted stock) that would become vested if Mr. Moyer were terminated without cause on December 26, 2008. In addition, he would be entitled to receive a cash award to cover or offset his Federal income tax liability with respect to the pro rata vesting of any unvested shares and the tax on such cash award. However, no cash award would have been required on December 26, 2008 because the company previously paid Mr. Moyer the cash award when he elected, pursuant to Section 83(b) of the Internal Revenue Code, to pay his tax liability with respect to such shares of restricted stock at the time such shares were granted.

(5)	Pursuant to the terms of our RSP II, a participant is entitled to full vesting of any unvested shares of restricted stock upon a complete disability, death or a change in control of the company. Accordingly, the amount in the table reflects the aggregate value of 16,500 unvested shares of restricted stock that would become fully vested upon a complete disability, death or change in control.

(6)	Had Mr. Moyer died on December 26, 2008, his spouse would be entitled to begin receiving a monthly benefit under our Supplemental Retirement Plan of $2,868 per month for her life commencing October 1, 2019 (the date Mr. Moyer would have been eligible for early retirement). Mr. Moyer’s spouse would not be entitled to receive a lump sum payment under our nonqualified Supplemental Retirement Plan. Benefits under our qualified Retirement Plan are not included in this table.

(7)	This amount reflects the life insurance proceeds payable to Mr. Moyer’s estate upon his death.

(8)	For purposes of this table, when we use the term “change in control” we assume that the triggering event is sufficient to meet the definitions of change in control under our RSP II, Supplemental Savings Plan and Supplemental Retirement Plan. For these definitions, see “Definition of Change in Control and Other Terms” below.

(9)	This amount reflects the present value of Mr. Moyer’s accumulated benefit under our Supplemental Retirement Plan on December 26, 2008, which amount Mr. Moyer is entitled to receive as a lump sum upon a change in control. This amount includes the additional benefits that would have accrued if his total years of service under the plan included an additional five years of credited service as provided in the Supplemental Retirement Plan up to a maximum of twenty years.

(10)	This amount reflects the amount Mr. Moyer is entitled to receive pursuant to the terms of our Supplemental Retirement Plan upon a change in control for reimbursement of any Federal, state or local taxes (including but not limited to, exise tax penalties if any) payable as a result of the lump sum payment of his accumulated benefit under the Supplemental Retirement Plan upon a change in control and as a result of such gross-up payment, regardless of whether such payments would have been considered excess parachute payments under the Internal Revenue Code. If Mr. Moyer is terminated in connection with a change in control, he is entitled to reimbursement for any income or excess taxes payable resulting from termination payments being deemed excess parachute payments within the meaning of 280G of the Internal Revenue Code
     Edward J. Prajzner
     Mr. Prajzner’s employment with the company ended on November 21, 2008. If a change in control (as defined under the Supplemental Retirement Plan) had occurred on December 26, 2008, Mr. Prajzner would have been entitled to receive a lump sum payment of $141,839 for his accumulated benefit under the Supplemental Retirement Plan. Mr. Prajzner also would have been entitled to receive approximately $95,489 for reimbursement of any federal, state or local taxes (including but not limited to excise tax penalties, if any) payable as a result of the lump sum payment and as a result of such gross-up payment, regardless of whether such payments would have been considered excess parachute payments under the Internal Revenue Code.
Definition of Change in Control and Other Terms
     Under our Supplemental Savings Plan, Restricted Stock Plan II and Supplemental Retirement Plan (with respect to amounts accrued and vested by participants as of December 31, 2004), the term “change in control” means the occurrence of either of the following events:
     (a) any “Person” or “Persons” as defined in Sections 13(d) and 14(b) of the Securities Exchange Act of 1934, as amended (the “Act”), is or becomes the “beneficial owner” (as defined in Rule 13(d)-3 of the Act), directly or indirectly, of securities of Technitrol, Inc. representing more than twenty-five percent (25%) of the combined voting power of Technitrol, Inc.’s then outstanding securities, or
     (b) more than fifty percent (50%) of the assets of Technitrol, Inc. and its subsidiaries, which are used to generate more than 50% of the earnings of Technitrol, Inc. and its subsidiaries in any one of the last three fiscal years, are disposed of, directly or indirectly, by Technitrol, Inc. (including stock or assets of a subsidiary(ies)) in a sale, exchange, merger, reorganization or similar transaction.
     Under our Supplemental Retirement Plan (with respect to amounts accrued and vested after December 31, 2004), the term “change in control” means the occurrence of a change in the ownership or effective control of Technitrol, Inc., or in the ownership of a substantial portion of the assets of Technitrol, Inc., in each case as provided under Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder.

     Under our Supplemental Savings Plan, the term “cause” means:
     The meaning set forth in any unexpired employment or severance agreement between the participant and Technitrol or a Technitrol subsidiary. In the absence of any such agreement, the term “cause” means (A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a published rule or regulation of Technitrol or a provision of the Technitrol’s Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), Technitrol shall give the employee written notice of the action or omission which Technitrol believes to constitute cause and the employee shall have 30 calendar days to cure such action or omission.
     Under our Restricted Stock Plan II, the term “cause” means:
     (A) the continued and willful failure of the employee to follow the lawful orders of his/her direct superior, (B) violation by the employee of a material published rule or regulation of Technitrol or a provision of Technitrol’s Statement of Principles (in effect from time to time) or (C) conviction of a crime which renders the employee unable to perform his/her duties effectively; provided that in the case of (A) or (B), Technitrol shall give the employee written notice of the action or omission which Technitrol believes to constitute cause and the employee shall have 30 calendar days to cure such action or omission.
     Under our Agreement with Mr. Moyer (which is described below under the heading “Executive Employment Arrangements”):
     the term “cause” means any of the following:
     (a) the occurrence of gross negligence or willful misconduct which is materially injurious to the company and which, if susceptible of cure, is not cured within thirty (30) days after notice to Mr. Moyer which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the board of directors concludes in good faith that such event does not render Mr. Moyer unable to effectively perform his duties as Chief Financial Officer or materially and adversely affect the company’s reputation or ongoing business activities; or (c) misappropriation of the company’s funds or other dishonesty which in the good faith opinion of the board of directors, renders Mr. Moyer unable to effectively manage the company or materially and adversely affects the company’s reputation or ongoing business activities; and
     the term “good reason” means:
     (a) a material change in Mr. Moyer’s authority, duties or responsibilities; (b) the failure of the company or the board to act in good faith with respect to the Agreement or the failure to perform its material obligations under the Agreement which have not been cured within twenty (20) days after written notice from Mr. Moyer setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity; (c) any actual reduction in Mr. Moyer’s annual base salary (for purposes of the Agreement a failure to raise Mr. Moyer’s base salary in any period is not considered to be a reduction in his base salary); (d) the company requiring Mr. Moyer to be based at any office or location which is located more than 25 miles from Trevose, PA; or (e) failure to be included in any benefit plan in which all other senior similarly situated executives participate.
     Under our Agreement with Mr. Papada (which is described below under the heading “Executive Employment Arrangements”):
the term “change in control” has the same meaning as is contained in Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder; and
     the term “cause” means any of the following:
     (a) the occurrence of gross negligence or willful misconduct which is materially injurious to Technitrol and which, if susceptible of cure, is not cured within thirty (30) days after notice to Mr. Papada which cites with reasonable particularity the actions or omissions believed to constitute such gross negligence or willful misconduct; (b) conviction of or the entry of a pleading of guilty or nolo contendere to any felony, unless the board of directors of Technitrol concludes in good faith that such event does not render Mr. Papada unable to effectively manage Technitrol or materially and adversely affect Technitrol’s reputation or ongoing business activities; or (c) misappropriation of Technitrol’s funds or other dishonesty which in the good faith opinion of the board of directors of Technitrol, renders Mr. Papada unable to effectively manage Technitrol or materially and adversely affects Technitrol’s reputation or ongoing business activities; or
     Mr. Papada’s continued and willful refusal to carry out in all material respects a lawful written directive of the board of directors of Technitrol; provided that prior to termination for cause on this ground the board will give Mr. Papada written notice of the acts or omissions alleged to constitute cause, stating them with reasonable particularity, and will give him twenty (20) days to cure such acts or omissions such that grounds for termination for cause no longer exist at the end of such twenty (20) day period; and

     and the term “good reason” means:
     A material change in Mr. Papada’s authority, duties or responsibilities so as to be inconsistent with the role of the Chief Executive Officer of Technitrol as they exist on April 25, 2007 (unless Mr. Papada otherwise voluntarily agrees to such change); or Technitrol’s continued failure to perform certain material obligations which have not been cured within twenty (20) days after written notice from Mr. Papada setting forth the acts or omissions alleged to constitute such a failure with reasonable particularity.
     In February 2008, the company’s compensation committee and Mr. Papada agreed to certain clarifications regarding what would not constitute “good reason”. Such agreement is described below under the heading “Executive Employment Arrangements”.
EXECUTIVE EMPLOYMENT ARRANGEMENTS
James M. Papada, III
     Mr. Papada entered into an agreement with Technitrol on April 16, 1999, which was thereafter amended on October 18, 2000, April 23, 2001, April 25, 2007 and February 15, 2008 (which we refer to collectively as the Agreement). The Agreement provides that Mr. Papada’s employment will terminate on December 31, 2010, or upon the earlier occurrence of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by Technitrol for cause; (d) termination of employment by Technitrol for any reason other than cause; (e) termination of employment by Mr. Papada for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Papada for any reason other than good reason, including voluntary retirement.
     The Agreement provides that upon death, or voluntary retirement after Mr. Papada turns the age of 62, Mr. Papada or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid. In addition, upon Mr. Papada’s death, any restricted stock granted to Mr. Papada but not yet vested will immediately vest and his estate is entitled to receive certain amounts for federal and state taxes due as a result of such vesting.
     In the event of termination of Mr. Papada’s employment due to complete disability, Mr. Papada is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.
     In the event Mr. Papada is terminated by Technitrol for cause (as defined above) or Mr. Papada terminates his employment without good reason (as defined in the agreement), Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.
     In the event Mr. Papada is terminated by Technitrol without cause or Mr. Papada terminates his employment with good reason (as defined above), all shares of restricted stock granted to him, as well as all shares of restricted stock that he could have earned for his annual equity incentive and for his long-term equity award for the relevant three year period, will immediately vest (irrespective of whether any performance criteria has been attained). In addition, Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) any bonus (commensurate with those paid to other executives) for the twelve month bonus period in which termination occurs pro rated to the date of termination (without duplicating the payments made pursuant to (iv) of this paragraph); (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; (iv) an amount equal to two years base salary plus a cash bonus equal to the maximum amount then allowed by the executive incentive plan (200% of one year base salary), except that such amount shall not be payable if termination occurs at any time after a change in control and (v) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for the applicable time period corresponding to his salary severance period provided in (iv) of this paragraph.
     The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Papada, during the term of his employment and for two years after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture of any product substantially similar to or in competition with any product which at any time during Mr. Papada’s employment or the immediately preceding twelve month period was manufactured or developed by Technitrol or any subsidiary of Technitrol; (ii) being or becoming a shareholder, officer, director, employee or consultant to any person or entity engaged in any such activities; (iii) seeking to procure orders from or do business with any of Technitrol’s customers, in competition with Technitrol; (iv) soliciting any person who is an employee of Technitrol; (v) seeking to contract with any person or entity who Technitrol has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Technitrol’s business; or (vi) engaging in any effort to induce any of Technitrol’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Technitrol or its affiliates; except that Mr. Papada shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.
     Mr. Papada’s compensation arrangement with us also provides that in the event of a change in control (as defined above):
•	all restricted shares granted to him and not forfeited, as well as all shares of restricted stock that he could have earned for his annual equity incentive and for his long-term equity award for the relevant three year period, will immediately vest (irrespective of whether performance has been attained); and

•	Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan (200% of one year base salary) and certain amounts for federal and state taxes due as a result of such payments and awards of stock.
     The Agreement also provides that Technitrol will establish a Supplemental Executive Retirement Plan (SERP) for Mr. Papada and for purposes of his participation in the SERP, he will be deemed to have completed 15 years of service with Technitrol on June 30, 1999. In addition, it provides that the funding for his SERP would be done through a Rabbi Trust. Pursuant to the Agreement, upon a change of control (as defined above), Mr. Papada is entitled to receive no later than ten days following the change of control all of the benefits he has accrued under the SERP and a cash payment sufficient to reimburse him for any Federal, state or local taxes (including, but not limited to, excise tax penalties)

that he would be responsible to pay as a result of such SERP payment or as a result of the payment of such additional bonus amount, including but not limited to amounts which would be payable were such payments considered “excess parachute payments” under Section 280G of the Internal Revenue Code.
     In addition, the Agreement provides that in the event that any compensation or remuneration paid to Mr. Papada by Technitrol is deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and as a result Mr. Papada is subject to excess tax with respect to such payments, Technitrol will pay him, in addition to any other payments or benefits to which he is otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in Mr. Papada receiving the amount he would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.
     On February 15, 2008, our compensation committee and Mr. Papada agreed to a modification of the terms of Mr. Papada’s agreement dated April 25, 2007 for purposes of succession planning. It was agreed that Mr. Papada’s ability to resign for good reason (upon a material change in his duties) and be paid termination benefits will not be triggered if, upon the early arrival of a successor Chief Executive Officer, our board of directors requests that Mr. Papada’s duties should be materially changed in order to accommodate the transitioning in of the new Chief Executive Officer. In such a case, Mr. Papada will continue to be employed by the company, the agreement will remain in place and all terms and conditions contained in it will remain the same except that Mr. Papada’s duties may be materially changed to accommodate the transition to a successor Chief Executive Officer. In exchange for that concession, Mr. Papada is to be paid a minimum payment of $200,000 in each of 2008 and 2009 under our Short Term Incentive Plan (STIP) so that Mr. Papada’s STIP payout will be the greater of what is earned or $200,000.
     Mr. Papada is also eligible to participate in our Restricted Stock Plan II, Short-Term Incentive Plan and the CEO Annual and Long-Term Equity Process, and to receive benefits under our Retirement Plan, Supplemental Retirement Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis”.
Drew A. Moyer
     Mr. Moyer entered into an agreement with Technitrol on July 23, 2008 (which we refer to as the Agreement). The Agreement provides that Mr. Moyer’s employment will terminate upon the earlier occurrence of any of the following events: (a) his death; (b) his complete disability; (c) termination of his employment by Technitrol for cause; (d) termination of employment by Technitrol for any reason other than cause; (e) termination of employment by Mr. Moyer for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Moyer for any reason other than good reason, including voluntary retirement.
     The Agreement provides that upon death, or voluntary retirement after Mr. Moyer turns the age of 62, Mr. Moyer or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus (commensurate with those paid to other executives) for the six month bonus period in which termination occurs pro-rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid.

     In the event of termination of Mr. Moyer’s employment due to complete disability, Mr. Moyer is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under our long-term disability plan.
     In the event Mr. Moyer is terminated by Technitrol for cause (as defined above) or Mr. Moyer terminates his employment without good reason (as defined in the agreement), Mr. Moyer will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.
     In the event Mr. Moyer is terminated by Technitrol without cause or Mr. Moyer terminates his employment with good reason (as defined above), all shares of restricted stock granted to him, will immediately vest. In addition, Mr. Moyer will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) an amount equal to 2.625 times his base salary, except that such amount shall not be payable if termination occurs at any time after a change in control; (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; and (iv) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for 18 months.
     The Agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Moyer, during the term of his employment and for 18 months after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product which at any time during Mr. Moyer’s employment or the immediately preceding twelve month period was manufactured, sold or distributed by Technitrol or any subsidiary of Technitrol or any product or equipment which Technitrol or any subsidiary was developing during such period for future manufacture, sale or distribution; (ii) being or becoming a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to any person or entity considering engaging in any such activities or so engaged; (iii) seeking to procure orders from or do business with any of Technitrol’s customers, in competition with Technitrol; (iv) soliciting any person who is an employee of Technitrol; (v) seeking to contract with any person or entity who Technitrol has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with Technitrol’s business; or (vi) engaging in any effort to induce any of Technitrol’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to Technitrol or its affiliates; except that Mr. Moyer shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

     In addition, the Agreement provides that in the event that any compensation or remuneration paid to Mr. Moyer by Technitrol as a result of termination without cause is deemed to be “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and as a result Mr. Moyer is subject to excess tax with respect to such payments, Technitrol will pay him, in addition to any other payments or benefits to which he is otherwise entitled, an amount that, taking into account any income or excess taxes payable with respect to such payment, would result in Mr. Moyer receiving the amount he would have received initially if excess taxes were not imposed on such payment deemed to be excess parachute payments.
     Mr. Moyer is also eligible to participate in our Restricted Stock Plan II and Short-Term Incentive Plan, and to receive benefits under our Retirement Plan, Supplemental Retirement Plan and Supplemental Savings Plan. These plans are discussed in further detail under the heading “Compensation Discussion and Analysis”.

DIRECTOR COMPENSATION
     We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In establishing director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level required of members of the board.
     For the fiscal year ended December 26, 2008, we paid our non-employee directors an annual cash retainer of $44,000. Chairmen of the audit, compensation and governance committees were paid an additional $25,000, $10,000 and $9,000, respectively. Members of the audit, compensation and governance committees (other than the Chairmen of such committees) also received $14,000, $3,000 and $3,000, respectively. Mr. Papada is our only employee director and he receives no additional compensation as a director. The following table provides information regarding amounts paid to each of our non-employee directors for 2008.

	Fees Earned or
	Paid in Cash	Stock Awards		Total
Name	($)	($)		($)
Alan E. Barton	56,000	40,000	(1)	96,000
John E. Burrows	54,000	40,000	(1)	94,000
Howard C. Deck	7,333	—		—
David H. Hofmann	61,000	40,000	(1)	101,000
Edward M. Mazze	61,000	40,000	(1)	101,000
C. Mark Melliar-Smith	69,000	40,000	(1)	109,000

(1)	Pursuant to the Technitrol, Inc. Board of Directors Stock Plan, each non-employee director receives such number of shares of common stock which equals $40,000 using the fair market value (closing price of the company’s common stock as reported by the New York Stock Exchange) of the common stock on the business day immediately preceding the date of grant. These shares are not subject to a vesting requirement.

SHAREHOLDER PROPOSALS
     Our Secretary must receive shareholder proposals by November 25, 2009 in order to include them in the proxy statement for our annual meeting in 2010. The proxies that we obtain may be voted at our discretion when a shareholder proposal is raised at the annual meeting, unless we receive notice of the shareholder proposal by February 9, 2010. We will communicate any change to these dates to our shareholders.
AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT
     We have entered into an engagement letter with KPMG that sets forth the terms by which KPMG performs audit services for us. The engagement letter is subject to alternative dispute resolution procedures and an exclusion of punitive damages. KPMG was our principal accountant for the year 2008. The principal accountant for the year 2009 will be selected and retained by our audit committee following a review of the 2009 audit scope requirements and related issues. The selection of the principal accountant will be made in accordance with the Audit Committee Charter and its planned agenda in 2009. A representative of KPMG will attend the annual meeting to answer your questions. He or she will have the opportunity to make a statement.
     Audit Fees
     For the fiscal year ended December 26, 2008, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 26, 2008 were $3,353,322.(1) The fees for these services for the year ended December 28, 2007 were $2,664,060. These figures include services related to Sarbanes-Oxley compliance.
     Audit-Related Fees
     For the fiscal year ended December 26, 2008, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $105,000.(1) The fees for these services for the fiscal year ended December 28, 2007 were $105,000.
     Tax Fees
     For the fiscal year ended December 26, 2008, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $152,328.(1) The fees for these services for the fiscal year ended December 28, 2007 were $148,454.
     All Other Fees
     For the fiscal years ended December 26, 2008 and December 28, 2007, there were no fees billed by KPMG for services other than those described above.

(1)	Fees are estimated, pending completion of all work and actual currency exchange rates in effect at time of billing.

     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The audit committee pre-approves all audit and permissible non-audit services provided by KPMG. All services performed for 2008 were pre-approved by the committee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent holders must furnish us with copies of all forms that they file.
     Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2008.

Appendix A
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TECHNITROL, INC.
     The undersigned corporation (hereinafter, the “Corporation”) hereby desires to amend and restate its Articles of Incorporation in their entirety as permitted under Section 1911 (a)(5) and (6) of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) as follows:
     FIRST: The name of the Corporation is: Technitrol, Inc.
     SECOND: The address of the Corporation’s registered office is 1210 Northbrook Drive, Suite 470, Trevose, Bucks County, PA 19053.
     THIRD: The purposes for which the corporation is organized are as follows:
          To manufacture or otherwise produce, use, buy, sell and otherwise deal in goods, wares, merchandise, and other articles of commerce and personal property of every kind and nature including electrical, electronic and mechanical equipment.
          To acquire by purchase, lease, grant, gift, devise, bequest, exchange of securities or property, or otherwise, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.
          To hold, own, improve, develop, lease, sell, mortgage, pledge and otherwise deal in, invest in and dispose of, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.
     FOURTH: The term for which the Corporation is to exist is perpetual.
     FIFTH: The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock~~; the par value of said Common Stock shall be $.125 per share~~. Unless otherwise designated by the Board of Directors, all shares issued by the Corporation shall be shares of Common Stock having par value of $.125 per share. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series. Notwithstanding the foregoing, the Corporation shall not designate any class or series of stock pursuant to this Article (other than Common Stock) unless the Board of Directors, by majority vote at a meeting at which a quorum is present, determines in the exercise of its business judgment that the primary purpose for the designation and issuance of such class or series is to raise capital necessary for a proper business purpose and not for a takeover defense or other anti-takeover measure.

          Shares of the Corporation may be certificated or uncertificated, as provided under Pennsylvania law, and this Article FIFTH shall not be interpreted to limit the authority of the Board of Directors to issue any or all classes or series of shares of the Corporation, or any part thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the By-Laws of the Corporation. In the case of shares issued without certificates, the Corporation will, or will cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the By-Laws of the Corporation, by these Articles, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or shall cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.
     SIXTH: The directors of the Corporation shall be divided into three classes, namely, Classes I, II and III, with each class consisting of not less than one nor more than three directors, as determined in accordance with the By-Laws of the Corporation. Class I directors elected at the 1977 annual meeting of shareholders shall initially serve until the next annual meeting following their election and until their successors shall be elected and qualified. Class II directors elected at the 1977 annual meeting of shareholders shall initially serve until the second annual meeting following their election and until their successors shall be elected and qualified. Class III directors elected at the 1977 annual meeting of shareholders shall initially serve until the third annual meeting following their election and until their successors shall be elected and qualified. At each annual meeting of shareholders commencing with the 1978 annual meeting, the successors to any class of directors whose terms shall then expire shall be elected to serve three year terms. Directors elected as hereinbefore provided may not be removed prior to the expiration of their respective terms of office without cause.
          Notwithstanding any provision of this Amended and Restated Articles of Incorporation to the contrary, (1) no amendment to this Amended and Restated Articles of Incorporation shall amend, alter, change or repeal any provision of this Article SIXTH except upon the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, and (2) no amendment to this Amended and Restated Articles of Incorporation shall be adopted empowering shareholders to remove directors without cause except upon the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.
     SEVENTH: Except as set forth below, the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon, shall be required in order to authorize or adopt (a) any agreement for the merger or consolidation of the Corporation with or into any other corporation which is required by law to be approved by shareholders, (b) any sale, lease, transfer or other disposition by the Corporation of all or any substantial part of the assets of the Corporation to any other corporation, person or other entity, or (c) any issuance or delivery of securities of the Corporation in exchange or payment for any securities, properties or assets of any other person in a transaction in which the authorization or approval of shareholders of the Corporation is required by law or by any agreement to which the Corporation is a party, if as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto, such other corporation, person or entity which is a party to such transaction is the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of stock of the Corporation.
          For purposes of this Article SEVENTH, (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the Corporation (i) which it owns directly, whether or not of record, or (ii) which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, or (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined below), or (iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii), above) by any other corporation, person or entity with which it or its “affiliate” or “associate” has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the Corporation, and (b) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clauses (a) (ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.
          The term “affiliate” is defined as:
               An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the persons specified.
          The term “associate” is defined as:
               The term “associate” used to indicate a relationship with any person, means (1) any corporation or organization (other than this Corporation or a majority-owned subsidiary of this Corporation) of which such person is an officer or partner or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of this Corporation or any of its parents or subsidiaries.
          The provisions of this Article SEVENTH shall not be applicable to (i) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease of all or any substantial part of the assets of the Corporation to any other corporation, person or other entity, if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding, letter of intent or agreement with such other corporation, person or entity with respect to and substantially consistent with such transaction, prior to the time that such other corporation, person or entity shall have become a beneficial owner of more than 5% of the outstanding shares of stock of the Corporation; or (ii) any merger or consolidation of the Corporation with, or any sale of the Corporation or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of stock is owned of record or beneficially by the Corporation and its subsidiaries.
          The Board of Directors shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to the Corporation, whether (i) such other corporation, person or other entity beneficially owns more than 5% of the outstanding shares of stock of the Corporation, (ii) such corporation, person or entity is an “affiliate” or “associate” (as defined above) of another, and (iii) the memorandum of understanding, letter of intent or agreement referred to above is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Article SEVENTH.
          No amendment to the Articles of Incorporation of the Corporation shall amend, alter, change or repeal any of the provisions of this Article SEVENTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of at least seventy-five percent of the outstanding shares of all classes of capital stock of the Corporation entitled to vote thereon.
     EIGHTH: The Corporation was incorporated on April 10, 1947 under the provisions of the Act of the General Assembly, P.L. 364, May 5, 1933.

☒	Please mark votes	Revocable Proxy
	as in this example	Technitrol, Inc.				With-
					For	hold
	2009 Annual Meeting Proxy	DIRECTORS	1.	Election of Directors	☐	☐
		RECOMMEND		Alan E. Barton
	This Proxy is Solicited by the Board of Directors	“FOR”		John E. Burrows, Jr. James M. Papada, III

    The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 3, 2009 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 20, 2009, or any adjournment thereof.

					For	Against	Abstain
			2.	Amend Articles of Incorporation to Authorize the Board of Directors to Create and Issue One or More Classes or Series of Capital Stock.	☐	☐	☐

COMMON			3.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of the nominees listed in Item 1 and “FOR” the proposal listed in Item 2.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Detach above card, sign, date and mail in postage paid envelope provided.
Technitrol, Inc.
     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒ Please mark votes	Revocable Proxy
as in this example	Technitrol, Inc.				With-
				For	hold
2009 Annual Meeting Proxy	DIRECTORS	1.	Election of Directors	☐	☐
	RECOMMEND		Alan E. Barton
This Proxy is Solicited by the Board of Directors	“FOR”		John E. Burrows, Jr. James M. Papada, III

The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 3, 2009 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 20, 2009, or any adjournment thereof.

				For	Against	Abstain
		2.	Amend Articles of Incorporation to Authorize the Board of Directors to Create and Issue One or More Classes or Series of Capital Stock.	☐	☐	☐

PULSE 401K		3.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of the nominees listed in Item 1 and “FOR” the proposal listed in Item 2.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Detach above card, sign, date and mail in postage paid envelope provided.
Technitrol, Inc.
     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒ Please mark votes	Revocable Proxy
as in this example	Technitrol, Inc.				With-
				For	hold
2009 Annual Meeting Proxy	DIRECTORS	1.	Election of Directors	☐	☐
	RECOMMEND		Alan E. Barton
This Proxy is Solicited by the Board of Directors	“FOR”		John E. Burrows, Jr. James M. Papada, III

The person signing below appoints Drew A. Moyer and James M. Papada, III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 3, 2009 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 20, 2009, or any adjournment thereof.

				For	Against	Abstain
		2.	Amend Articles of Incorporation to Authorize the Board of Directors to Create and Issue One or More Classes or Series of Capital Stock.	☐	☐	☐

TECHNITROL 401K		3.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting.

     When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of the nominees listed in Item 1 and “FOR” the proposal listed in Item 2.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Detach above card, sign, date and mail in postage paid envelope provided.
Technitrol, Inc.
     Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.